Exhibit T3C.1

CIRCUS AND ELDORADO JOINT VENTURE
SILVER LEGACY CAPITAL CORP.

$27,500,000

SECOND LIEN NOTES DUE 2018

_______________________________

Indenture

Dated as of [______], 2012

_______________________________

[                    ]

Trustee

_______________________________

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	11.03
(c)	11.03
313(a)	7.06
(b)(1)	10.03
(b)(2)	7.06
(c)	7.06; 11.02
(d)	7.06
314(a)	4.03; 11.02
(b)	10.02
(c)(1)	11.04
(c)(2)	11.04
(c)(3)	N.A.
(d)	N.A.
(e)	11.05
(f)	N.A.
315(a)	7.01
(b)	7.05; 11.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	6.04
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	11.01
(b)	N.A.
(c)	11.0

____________________________

N.A. means not applicable.

* This Cross-Reference Table is not part of the Indenture.

TABLE OF CONTENTS

ARTICLE ONE

DEFINITIONS AND INCORPORATION
BY REFERENCE

i

Section 14.09	No Adverse Interpretation of Other Agreements	91
Section 14.10	Successors	91
Section 14.11	Severability	91
Section 14.12	Counterpart Originals	91
Section 14.13	Acts of Holders	91
Section 14.14	Benefit of Indenture	93
Section 14.15	Table of Contents, Headings, Etc.	93

v

EXHIBITS

Exhibit A                                        FORM OF NOTE

Exhibit B                                         FORM OF CERTIFICATE OF TRANSFER

Exhibit C                                        FORM OF CERTIFICATE OF EXCHANGE

INDENTURE dated as of [______], 2012 among Circus and Eldorado Joint Venture, a Nevada general partnership (the “Partnership”), Silver Legacy Capital Corp., a Nevada corporation (“Capital” and, together with the Partnership, the “Issuers”), the Subsidiary Guarantors (as defined below) from time to time party hereto, and [                               ] (the “Trustee”).

WHEREAS, the Issuers have commenced a voluntary case (the “Chapter 11 Case”) under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”) and the Issuers have continued to operate their business and manage their properties as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

WHEREAS, By order, dated [______], 2012, the Bankruptcy Court confirmed the Debtor’s Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated [______], 2012 (as amended, supplemented or otherwise modified from time to time, the “Plan of Reorganization”), in accordance with section 1129 of the Bankruptcy Code.  Pursuant to the Plan of Reorganization, the Issuers are herewith entering into this Agreement and issuing the Notes (as hereinafter defined) in full satisfaction of the 10 18% Mortgage Notes due 2012 as provided in the Plan of Reorganization, and to consummate the Plan of Reorganization.

WHEREAS, the Issuers and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Second Lien Notes due 2018 (the “Notes”):

ARTICLE ONE

DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01     Definitions.

“Acquired Debt” means, with respect to any specified Person:

(1)        Indebtedness of any other Person existing at the time such other Person is merged with or into, becomes a Restricted Subsidiary of, or substantially all of its business and assets are acquired by, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, becoming a Restricted Subsidiary of, or substantially all of its business and assets being acquired by, such specified Person; and

(2)        Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Securities of a Person shall be deemed to be control.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Cedel that apply to such transfer or exchange.

“Applicable Tax Rate” means, with respect to any taxable year, the highest effective combined federal, state and local tax rates applicable to any equity holder of the Partnership, or, if such equity holder is a partnership or other pass-through entity for United States federal income tax purposes, the equity holders of such equity holders, during such taxable year with respect to income allocated to such equity holder by the Partnership, taking into account (i) the deductibility of state and local taxes for federal income tax purposes and the limitation of Internal Revenue Code section 68 on such deductions, computes as if the equity holder’s only income were that allocated to the equity holder by the Partnership and (ii) the highest statutory rates applicable to different categories of income allocated to such equity holder by the Partnership (e.g. tax-exempt income or long-term capital gains).

“Asset Sale” means:

(1)        the sale, lease, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of any assets or rights (including but not limited to sale and leaseback transactions); provided that the sale, lease conveyance, transfer or other disposition of all or substantially all of the assets of the Issuers and their Restricted Subsidiaries taken as a whole, or the sale of the Hotel/Casino Property, will be governed by Sections 4.15 and/or 5.01 hereof and not by Section 4.10 hereof; and

(2)        the issuance of Equity Interests by any Restricted Subsidiary or the sale of Equity Interests in any of the Partnership’s Restricted Subsidiaries by the Partnership or any Restricted Subsidiary.

Notwithstanding the foregoing, the following items will not be deemed to be Asset Sales:

(a)        any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

(b)        a transfer of assets between or among the Partnership and its Restricted Subsidiaries;

(c)        an issuance of Equity Interests (i) by Capital to the Partnership or (ii) by a Restricted Subsidiary to the Partnership or to another Restricted Subsidiary;

(d)        the sale of inventory or obsolete furniture, fixtures, equipment or other assets in the ordinary course of business;

(e)        dispositions of gaming equipment in the ordinary course of business pursuant to an established program for the maintenance and upgrading of this equipment;

(f)         dispositions pursuant to the foreclosure of any Lien on assets securing any FF&E Financing or Capital Lease Obligation permitted pursuant to Section 4.09 hereof; provided that the FF&E Financing or Capital Lease Obligation is secured by a Lien that relates only to assets purchased with that FF&E Financing or Capital Lease Obligation, and provided further that each foreclosure or other remedy is conducted in a commercially reasonable manner or in accordance with applicable law;

(g)        the sale or other disposition of cash or Cash Equivalents; and

(h)        a Restricted Payment or Permitted Investment that is permitted by the covenant described above under Section 4.07 hereof.

“Assignment of Rents and Revenues” means that certain Assignment of Rents and Revenues, dated as of [__________], between the Partnership and the Trustee.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)        in the case of a corporation, any and all shares of stock issued by the corporation;

(2)        in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)        in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)        any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Carano Interests” means Donald L. Carano, his spouse, lineal descendants (including adopted children and their lineal descendants) and any trust or entity that is owned by or established for the benefit of, or the estate of, any of the foregoing.

“Cash Equivalents” means:

(1)        United States dollars;

(2)        securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(3)        certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any commercial bank chartered or organized in the United States and having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)        repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)        commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services and in each case maturing within six months after the date of acquisition; and

(6)        a money market fund at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition, if such fund has assets of not less than $500.0 million.

“Change of Control” means the occurrence of any of the following:

(1)        the Permitted Holders shall at any time cease to own, directly or indirectly, in the aggregate, at least 50% of the Voting Stock of the Partnership or any entity resulting from any merger or consolidation of the Partnership with any Person;

(2)        after an Initial Public Offering, the Partnership’s becoming aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy vote, written notice or otherwise) the acquisition by any Person or related group (within the meaning of Section 13(d) or Section 14(d)(2) of the Exchange Act, or any successor provision to either of the foregoing, including any “group” acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 35% or more of the Voting Stock of the Partnership, or such other Person surviving the transaction and, at such time, the Permitted Holders shall fail to beneficially own, directly or indirectly, securities representing greater than the combined voting power of the Partnership’s or such other Person’s Voting Stock as is beneficially owned by such Person or group;

(3)        the direct or indirect sale, transfer, conveyance or other disposition of the Hotel/Casino Property;

(4)        the first day on which the Partnerships fails to own 100% of the issued and outstanding Equity Interest of Capital, other than by reason of a merger of Capital with and into a corporate successor to the Partnership; and

(5)        the first day on which a majority of the members of the Partnership’s Management Committee are not Continuing Members.

“Closing Date” means [______], 2012.

“Collateral” means all “collateral” referred to in the Collateral Documents and all other property or assets that become subject to a Lien in favor of the Trustee or the holders of the Notes.

“Collateral Agent” means any person appointed by the Trustee as a Collateral Agent hereunder.

“Collateral Documents” means, collectively, the Deed of Trust, the Security Agreement, the Assignment of Rents and Revenues, the Deposit Account Control Agreement, the Pledge Agreement and all agreements, instruments, documents, pledges or filings executed in connection with granting, or that otherwise evidence, the Lien of the Trustee in the Collateral.

“Commission” means the Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of that Person for that period plus (without duplication):

(1)        an amount equal to any extraordinary loss plus the amount of any net loss realized by that Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent those losses were deducted in computing Consolidated Net Income; plus

(2)        provision for taxes based on income or profits of that Person and its Restricted Subsidiaries for the relevant period, to the extent that the provision for taxes was deducted in computing Consolidated Net Income or, so long as that Person is treated as a partnership or other pass through entity for United States federal income tax purposes, the Tax Amount of that Person and its Restricted Subsidiaries for the relevant period; plus

(3)        consolidated interest expense of that Person and its Restricted Subsidiaries for the relevant period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that this expense was deducted in computing Consolidated Net Income; plus

(4)        depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of that Person and its Restricted Subsidiaries for the relevant period to the extent that depreciation, amortization and other non-cash expenses were deducted in computing Consolidated Net Income; plus

(5)        extraordinary losses during such period (excluding extraordinary losses from discontinued operations); plus

(6)        non-cash items increasing Consolidated Net Income for the relevant period other than the accrual of revenues in the ordinary course of business; plus

(7)        Transaction Costs; minus

(8) interest income and any extraordinary gains during such period.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Issuers will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Issuers only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Issuers by that Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of that Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)        the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2)        the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)        the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of its acquisition will be excluded; and

(4)        the cumulative effect of a change in accounting principles will be excluded.

“Continuing Member” means, as of any date of determination, any member of the Management Committee who:

(1)        was a member of the Partnership’s Management Committee on the date of this Indenture; or

(2)        was nominated for election or elected to the Partnership’s Management Committee with the approval of a Permitted Holder.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 14.02 hereof or such other address as to which the Trustee may give notice to the Partnership.

“Credit Facility” or “Credit Facilities” means that certain Credit Agreement dated as of [__], 2012 by and among the Issuers and [________] and any other debt facilities, indentures or commercial paper facilities, in each case, entered into by the Partnership with banks or other institutional lenders or accredited investors or institutional investors providing for revolving credit loans, term loans, term debt, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Deed of Trust” means that certain Deed of Trust, Fixture Filing and Security Agreement with Assignment of Rents, dated as of [__________], 20[__] between the Partnership and Trustee.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Deposit Account Control Agreement” means that certain Deposit Account Control Agreement, dated as of [_______], 20[__], between the Issuers and [                       ].

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuers to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuers may not repurchase or redeem any of such Capital Stock unless such repurchase or redemption complies with Section 4.07 hereof.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means Indebtedness of the Issuers and their Restricted Subsidiaries outstanding or incurred immediately prior to or concurrently with the execution of this Indenture.

“FF&E” means furniture, fixture and equipment, including gaming equipment, used in connection with any Gaming Business.

“FF&E Financing” means the incurrence of Indebtedness, the proceeds of which will be used to finance the acquisition by the Partnership or a Restricted Subsidiary of FF&E used in connection with any Gaming Facility whether or not secured by a Lien on such FF&E; provided that such Indebtedness does not exceed the cost of such FF&E at the time of its acquisition.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of that Person for that period to the Fixed Charges of that Person for that period.  In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any

Indebtedness (other than ordinary revolving credit borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to that incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or that issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)        acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to that reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for that reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

(2)        the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3)        the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to those Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)        the consolidated interest expense of that Person and its Restricted Subsidiaries for that period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and the net effect of all payments made or received pursuant to Hedging Obligations; plus

(2)        the consolidated interest of that Person and its Restricted Subsidiaries that was capitalized during that period; plus

(3)        any interest expense on Indebtedness of another Person that is Guaranteed by that Person or one of its Restricted Subsidiaries or secured by a Lien on assets of that Person or one of its Restricted Subsidiaries, whether or not the Guarantee or Lien is called upon; plus

(4)        the product of (a) all dividends and distributions, whether paid or accrued and whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries other than dividends on Equity Interests payable solely in Equity Interests of the Partnership (other than Disqualified Stock) or to the Partnership or a Restricted Subsidiary of the Partnership, and (b) a fraction, the numerator of which is one and the denominator of which is one minus the Applicable Tax Rate for such Person with respect to the taxable year in which the distribution is made (calculated based on a reasonable estimate of the character of the income to be allocated to such person with respect to such distribution).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in other statements by other entities as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal or foreign government, any state, province or any city or the political subdivision or otherwise, and whether now or hereafter in existence, or any officer or official thereof, including the Nevada State Gaming Commission, the Nevada State Gaming Control Board and any other applicable gaming regulatory authority with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Partnership or, any of its Subsidiaries.

“Gaming Business” means the gaming business and includes all businesses necessary for, incident to, connected with or arising out of the operation of a gaming establishment or facility (including developing and operating lodging, retail and restaurant facilities, sports or entertainment facilities, transportation services or other related activities or enterprises and any additions or improvements thereto) and any businesses incident and useful to the Gaming Business, including without limitation food and beverage distribution operations to the extent that they are operated in connection with a gaming business.

“Gaming Facility” means any tangible vessel, building, or other structure used or expected to be used to enclose space in which a Gaming Business is conducted and (i) wholly or partially owned, directly or indirectly, by the Partnership or any Restricted Subsidiary or (ii) any portion or aspect of which is managed or used, or expected to be managed or used, by the Partnership or any of its Restricted Subsidiaries; provided that the term Gaming Facility does not include any real property whether or not this vessel, building or other structure is located thereon or adjacent thereto or any furniture, fixtures and equipment, including gaming equipment, used in connection with any Gaming Business.

“Gaming License” means any license, permit, franchise or other authorization from any Gaming Authority required on the date of this Indenture or at any time thereafter to own, lease, operate or otherwise conduct the Gaming Business of the Partnership and Subsidiaries, including all licenses granted under the gaming laws of a jurisdiction or jurisdictions to which the Partnership or any of its Subsidiaries is, or may at any time after the date of this Indenture, be subject.

“Global Note Legend” means the legend set forth in Section 2.06(f), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Global Notes, substantially in the form of Exhibit A hereto, as appropriate, issued in accordance with Section 2.01, 2.06(b)(1) or 2.06(d) hereof.

“Government Securities” means securities that are (x) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as a custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed to manage interest rate risk.

“Holder” means a Person in whose name a Note is registered.

“Hotel/Casino Property” means that certain parcel of real property, together with the improvements thereon operated as the Silver Legacy Resort Casino, located at 407 North Virginia Street in the city of Reno, Nevada.

“Indebtedness” means, with respect to any specified Person and without duplication, any liability of such Person, whether or not contingent

(1)        for borrowed money;

(2)        evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)        in respect of banker’s acceptances;

(4)        representing Capital Lease Obligations;

(5)        representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6)        all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of such Indebtedness shall be limited to the lesser of the fair market value of the assets or property to which such Lien attaches and the amount of the Indebtedness so incurred;

(7)        representing any Hedging Obligations; and

(8)        to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person,

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations and the amount of that Person’s obligation to the redemption, repayment or other repurchase of Disqualified Stock) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.  In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person).

The amount of any Indebtedness outstanding as of any date will be:

(a)        the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(b)        the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Public Offering” means the first underwritten public offering of Capital Stock of the Partnership (other than a public offering registered on Form S-8 under the Securities Act) that results in net proceeds of at least $20.0 million to the Partnership or its successor entity.

“Intercreditor Agreement” means an Intercreditor Agreement in substantially the form attached hereto as Exhibit ___ to be executed by the administrative agent, Trustee or similar agent under a Credit Facility, [                        ], as trustee, and the Issuers.

“Investments” means, with respect to any Person, all direct or indirect investments by that Person in other Persons (including Affiliates) in the forms of loans

(including Subsidiary Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  If the Partnership or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary such that, after giving effect to the sale or disposition, that Person is no longer a Restricted Subsidiary, then the Partnership or that Restricted Subsidiary will be deemed to have made an Investment on the date of the sale or disposition equal to the fair market value of the Equity Interests of that Subsidiary not sold or disposed of pursuant to the sale or disposition in an amount determined as provided in the final paragraph of Section 4.07 hereof.  If the Issuers or any of their Restricted Subsidiaries designate a Restricted Subsidiary to be an Unrestricted Subsidiary pursuant to the provisions of this Indenture, then the Issuers or that Restricted Subsidiary will be deemed to have made an Investment on the date of that designation equal to the greater of the book value and fair market value of the Equity Interests of that Subsidiary in an amount determined as provided in the final paragraph of Section 4.07 hereof.

The acquisition by the Partnership or any Restricted Subsidiary of a Person that holds an Investment in any third Person will be deemed to be an Investment by the Partnership or the Restricted Subsidiary in that third Person in an amount equal to the fair market value of the Investment held by the acquired Person in that third Person in an amount determined as provided in the final paragraph of Section 4.07 hereof.

“Issue Date” means the date of original issuance of the Notes.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.  If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Management Committee” means:

(1)        with respect to a corporation, the Board of Directors of the corporation;

(2)        with respect to the Partnership, the executive committee of the Partnership;

(3)        with respect to a limited partnership or partnership other than the Partnership, the Board of Directors of the general partner of the Partnership; and

(4)        with respect to any other Person, the board or committee of that Person serving a similar function.

“Net Income” means, with respect to any specified Person for any period, (i) the net income (loss) of that Person for that period, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends and distributions, excluding, however, (1) any gain (but not loss), together with any related provision for taxes on that gain (but not loss), realized in connection with:  (a) any Asset Sale; or (b) the disposition of any securities by that Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of that Person or any of its Restricted Subsidiaries, including, with respect to the Partnership, premiums paid in connection with the purchase of the Notes; and (2) any extraordinary gain (but not loss), together with any related provision for taxes on that extraordinary gain (but not loss), less (ii) in the case of any Person that is treated as a partnership or other pass through entity for United States federal or state income tax purposes, the Tax Amount of that Person for such period.

“Net Proceeds” means the aggregate cash proceeds received by the Partnership or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to the Asset Sale, including, without limitation, legal, accounting, appraisal and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, any taxes or Tax Distributions paid or payable by the Partnership as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing agreements, amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of the Asset Sale and any reserve for adjustment in respect of the sale price if the asset or assets established in accordance with GAAP.

“Non-Recourse Indebtedness” means Indebtedness (i) as to which neither the Partnership nor any of its Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Partnership or any of its Restricted Subsidiaries to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Partnership or any of its Restricted Subsidiaries.

“Notes” has the meaning assigned to it in the preamble to this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the General Manager, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting and Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person, as applicable.

“Officers’ Certificate” means a certificate signed on behalf of the Partnership by at least two Officers of the Partnership, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Partnership, that meets the requirements of Section 14.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 14.05 hereof.  The counsel may be an employee of or counsel to the Partnership, any Subsidiary of the Partnership or the Trustee.

“Parent Partners” means Galleon, Inc., a Nevada corporation, and Eldorado Limited Liability Company, a Nevada limited liability company, the sole general partners of the Partnership.

“Participant” means, with respect to the Depositary or Cedel, a Person who has an account with the Depositary or Cedel, respectively (and with respect to DTC, shall include Cedel).

“Partner Subordinated Notes” means the subordinated notes issued by the Partnership to the Parent Partners on or about the date of issuance of the Notes in the aggregate principal amount of $15.0 million.

“Permitted Holders” means the (1) Carano Interests, (2) MGM Resorts International and any Person into which MGM Resorts International merges or consolidates or that acquires all or substantially all of the assets and properties of MGM Resorts International and (3) any Subsidiary of any of the foregoing.

“Permitted Investments” means:

(1)        any Investment in the Partnership or in any of its Restricted Subsidiaries including, without limitation, any Investment in the Gaming Business of the Partnership or in the Gaming Business of any such Restricted Subsidiary;

(2)        the making of Investments in the Partnership by any Subsidiary (provided that any Indebtedness evidencing that Investment is subordinated and junior to the Notes);

(3)        any Investment in Cash Equivalents;

(4)        any Investment by the Partnership or any of its Restricted Subsidiaries in a Person, if as a result of that Investment:

(a)          the Person becomes a Restricted Subsidiary of the Partnership engaged in the Gaming Business; or

(b)          the Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Partnership or a Restricted Subsidiary engaged in the Gaming Business;

(5)        any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(6)        advances and loans to employees of the Partnership or a Restricted Subsidiary in the ordinary course of business not in excess of $500,000 at any one time outstanding;

(7)        Investments acquired by the Partnership or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Partnership or such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such Investment or accounts receivable or (b) as a result of a foreclosure by the Partnership or such Restricted Subsidiary or other transfer of title with respect to any secured Investment in default; or

(8)        Hedging Obligations otherwise permitted under this Indenture.

“Permitted Liens” means:

(1)        Liens on the assets of the Issuers and any Subsidiary Guarantor securing the obligations of the Issuers with respect to (a) the Notes (including any Notes issued pursuant to a PIK Payment), the Subsidiary Guarantees and all Obligations related thereto, or (b) Indebtedness permitted to be incurred pursuant to Section 4.09(2) and all Obligations related thereto, which Liens may be prior to the Liens securing the Notes and the Obligations related thereto pursuant to the terms of the Intercreditor Agreement;

(2)        Liens in favor of the Issuers or any of their Restricted Subsidiaries;

(3)        Liens on property of a Person existing at the time that Person is acquired by, merged with or into or consolidated with the Issuers or any of their Restricted Subsidiaries; provided that those Liens were in existence prior to the contemplation of the acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired by, merged into or consolidated with the Issuers or such Restricted Subsidiary;

(4)        Liens on property existing at the time of acquisition thereof by the Issuers or any of their Restricted Subsidiaries; provided that those Liens were in existence prior to the contemplation of the acquisition and do not extend to any assets other than the acquired property;

(5)        Liens or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)        Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (5) of the second paragraph of Section 4.09 hereof covering only the assets acquired with or improved with the proceeds of that Indebtedness;

(7)        Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that can be paid without penalty or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(8)        Liens incurred in the ordinary course of business of the Partnership or of any of its Restricted Subsidiaries with respect to obligations that do not at any time exceed 5% of the net book value of the total net assets of the Partnership as of the time of determination and that (A) are not incurred in connection with the borrowing of money or the obtaining of advances of credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof by the Partnership and its Restricted Subsidiary;

(9)        leases or subleases not prohibited by the terms of the Indenture and that are granted to others in the ordinary course of business and do not in any material respect interfere with the business of the Partnership or any Restricted Subsidiary and deposits made in connection therewith;

(10)      carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto maintained on the books of the Partnership and its Restricted Subsidiary in accordance with GAAP;

(11)      Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(12)      easements, rights-of-way, restrictions and other similar encumbrances or charges which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary course of the business of the Partnership and its Restricted Subsidiaries, taken as a whole, and any exceptions to title set forth in any title policies;

(13)      Liens existing on the date of the Indenture;

(14)      Liens incurred in the ordinary course of business securing Hedging Obligations otherwise permitted under the terms of this Indenture; and

(15)      Liens securing Permitted Refinancing Indebtedness, provided, that, in each case, such Liens do not extend to any additional property or asset that did not secure the Indebtedness being extended, refinanced, renewed, replaced, deferred or refunded or that did not secure the Indebtedness affected by such amendment or renewal and do not have a higher priority than the Liens securing the Indebtedness being extended, refinanced, renewed, replaced, deferred or refunded.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Partnership or of any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuers or of any of their Restricted Subsidiaries permitted to be incurred by the first paragraph of Section 4.09 hereof or clause (1), (2), (3), (4) or (10) of the second paragraph of Section 4.09; provided that:

(1)        the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the sum of (a) the outstanding principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all premiums and reasonable expenses incurred in connection therewith) less (b) all due and unpaid scheduled principal payments with respect thereto plus (c) the reasonable fees and expenses incurred in connection with obtaining such Permitted Refinancing Indebtedness;

(2)        the Permitted Refinancing Indebtedness has a final maturity date earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)        if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, the Permitted Refinancing Indebtedness has a final maturity date earlier than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of the Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)        the Indebtedness is incurred either by the Issuers or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Pledge Agreement” means that certain Pledge Agreement between the Parent Partners and the Trustee.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or distributions or upon liquidation, dissolution or winding up.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of that Person that is not an Unrestricted Subsidiary.

“Restructuring Transactions” means the restructuring transactions relating to the Issuers contemplated under the Plan of Reorganization.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means that certain Security Agreement, dated as of [_______], 20[__], between the Issuers and the Trustee.

“Significant Subsidiary” means a “significant subsidiary” of the Partnership as defined in Article 1 Rule 1–02 of Regulation S-X promulgated under the Securities Act.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)        any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person (or a combination thereof); and

(2)        any partnership (a) the sole general partner or the managing general partner of which is that Person or a Subsidiary of that Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or a combination thereof).

“Subsidiary Guarantee” means a guarantee of the Issuers’ payment obligations under the Notes and this Indenture by a Subsidiary Guarantor in accordance with the provisions of this Indenture.

“Subsidiary Guarantors” means each Restricted Subsidiary that executes a Subsidiary Guarantee of the Issuers’ payment obligations under the Notes and this Indenture in accordance with the provisions of this Indenture, and their respective successors and assigns.

“Tax Amount” means, with respect to any taxable year, without duplication, the amount of taxable income of any Person for such period multiplied by the Applicable Tax Rate.

“Tax Distribution” means a distribution in respect of taxes to the partners of the Partnership pursuant to clause (4) of the second paragraph of Section 4.07 hereof.

“Total Assets” means, with respect to any Person, the aggregate of all assets of such Person and its subsidiaries as would be shown on the balance sheet of such Person prepared in accordance with GAAP.

“TIA” means the Trust Indenture Act of 1939, as amended.

“Transaction Costs” means all transaction fees, charges, expenses and other amounts related to the Transactions, including without limitation all professional fees and costs incurred in connection with the Transactions prior to or after the commencement of the Chapter 11 Case.

“Transactions” means, collectively, (a) the Restructuring Transactions and (b) the payment of the Transaction Costs incurred in connection with the foregoing.

“Transaction Date” means, with respect to the incurrence of any Indebtedness by the Partnership or any of its Restricted Subsidiaries, the date such Indebtedness is to be incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Unrestricted Subsidiary” means any Subsidiary of the Partnership other than Capital that is designated by the Management Committee as an Unrestricted Subsidiary pursuant to a resolution, but only to the extent that such Subsidiary:

(1)        has no Indebtedness other than Non-Recourse Indebtedness;

(2)        is not party to any agreement, contract, arrangement or understanding with the Partnership or any Restricted Subsidiary of the Partnership unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Partnership or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Partnership;

(3)        is a Person with respect to which neither the Partnership nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)        has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Partnership or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Partnership as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.17 hereof.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Partnership as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Partnership shall be in default of such covenant.  The Management Committee of the Partnership may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Partnership of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” means any class of Capital Stock of any Person then outstanding normally entitled (without regard to the occurrence of any contingency) to vote in elections of the members of such Person’s Management Committee.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)        the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between that date and the making of the payment; by

(2)        the then outstanding principal amount of that Indebtedness.

“Wholly Owned Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and by one or more Wholly Owned Subsidiaries of such Person or by one or more Wholly Owned Subsidiaries of such Person.

Section 1.02     Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Beneficiary”	13.01
“Benefitted Party”	10.01
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“DTC”	2.01
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Legal Defeasance”	8.02
“Note Obligations”	13.01
“Offer Amount”	3.10
“Offer Period”	3.10
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“PIK Interest”	Exhibit A
“PIK Note”	2.01
“PIK Payment”	2.01
“Purchase Date”	3.10
“Registrar”	2.03
“Repurchase Offer”	3.10
“Restricted Payments”	4.07
“Trustee”	8.05

Section 1.03     Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Issuers and any successor obligor upon the Notes.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.

Section 1.04     Rules of Construction.

Unless the context otherwise requires:

(a)        a term has the meaning assigned to it;

(b)        an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)        “or” is not exclusive;

(d)        words in the singular include the plural, and in the plural include the singular;

(e)        provisions apply to successive events and transactions; and

(f)         references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the Commission from time to time.

ARTICLE TWO
THE NOTES

Section 2.01     Form and Dating.

(a)        General.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, which is part of this Indenture.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage which do not amend or conflict with the terms of the Notes.  Each Note shall be dated the date of its authentication.  On any Interest Payment Date on which the Issuer pays PIK Interest (a “PIK Payment”) with respect to a Global Note, the Trustee shall increase the principal amount of such Global Note by an amount equal to the interest payable, rounded down to the nearest whole dollar, for the relevant interest period on the principal amount of such Global Note as of the relevant record date for such Interest Payment Date, to the credit of the Holders on such record date and an adjustment shall be made on the books and records of the Trustee with respect to such Global Note to reflect such increase.  On any Interest Payment Date on which the Issuer makes a PIK Payment by issuing Definitive Notes (a “PIK Note”), the principal amount of any such PIK Note issued to any Holder, for the relevant interest period as of the relevant record date for such Interest Payment Date, shall be rounded down to the nearest whole dollar.  The Notes shall be issued only in registered form without coupons and only shall be in denominations of $1,000 and integral multiples thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof).  1. PIK Payments will be made in PIK Note denominations of $1.00 and any integral multiple of $1.00 in excess thereof

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuers and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)        Global Notes.  Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Principle Amount” and “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

Section 2.02     Execution and Authentication.

Two Officers of each Issuer shall sign the Notes for the Issuers by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee.  Such signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon a written order of the Issuers signed by one Officer of each Issuer (an “Authentication Order”), authenticate Notes for original issue (i) on the date hereof, an aggregate principal amount of $27,500,000 Second Lien Notes due 2017 and (ii) such amount of additional Notes for original issue in an aggregate principal amount specified in the written order of the Issuer pursuant to this Section 2.02.  Such Authentication Order shall specify the amount of each of the Notes to be authenticated (including whether such Notes shall be payable in PIK Notes or an increase to the principal amount of any Global Security as a result of a PIK Payment) and the date on which the original issue of such Notes is to be authenticated.  The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes, respectively, authorized for issuance by the Issuer, pursuant to one or more Authentication Orders, except as provided in Section 2.07.

The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of either Issuer.

Section 2.03     Registrar and Paying Agent.

The Issuers shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Issuers may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Issuers may change any Paying Agent or Registrar without notice to any Holder.  The Issuers shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Issuers fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Issuers or any of their Subsidiaries may act as Paying Agent or Registrar.

The Issuers initially appoint DTC to act as Depositary with respect to the Global Notes.

The Issuers initially appoint the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04     Paying Agent to Hold Money in Trust.

The Issuers shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or cash interest on the Notes, and will notify the Trustee of any default by the Issuers in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than either of the Issuers or one of its Subsidiaries) shall have no further liability for the money.  If either Issuer or one of its Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy or reorganization proceedings relating to either of the Issuers, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05     Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a).  If the Trustee is not the Registrar, the Issuers shall furnish to the

Trustee at least seven (7) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuers shall otherwise comply with TIA § 312(a).

Section 2.06     Transfer and Exchange.

(a)        Transfer and Exchange of Global Notes.  A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  All Global Notes will be exchanged by the Issuers for Definitive Notes if (i) the Issuers deliver to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 120 days after the date of such notice from the Depositary, (ii) the Issuers in their sole discretion determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and deliver a written notice to such effect to the Trustee; or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.  Upon the occurrence of either of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b)        Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.  Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)        Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)        All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.  Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Notes pursuant to Section 2.06(g) hereof.

(c)        Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1)        Beneficial Interests in Global Notes to Definitive Notes.  If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(1) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d)        Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes.  A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

(e)        Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.  In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1)        Definitive Notes to Definitive Notes.  A Holder of Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of a Definitive Note.  Upon receipt of a request to register such a transfer, the Registrar shall register the Definitive Notes pursuant to the instructions from the Holder thereof.

(f)         Global Note Legend.  Each Global Note shall bear a legend in substantially the following form:

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

(g)        Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)        General Provisions Relating to Transfers and Exchanges.

(1)        To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Issuers’ order or at the Registrar’s request.

(2)        No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.08, 3.09, 4.10, 4.15 and 9.05 hereof).

(3)        The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)        All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the beneficial interest in Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)        The Issuers shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6)        Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and either of the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or either of the Issuers shall be affected by notice to the contrary.

(7)        The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8)        All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(9)        Each Holder of a Note agrees to indemnify the Issuers and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States Federal or state securities law.

(10)      The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants or beneficial owners of interest in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07      Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuers and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuers shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met.  If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Issuers may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08      Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding.  Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuers or an Affiliate of either of the Issuers holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuers or a Subsidiary or an Affiliate of any of the foregoing) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09      Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuers, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

Section 2.10      Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11      Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of canceled Notes in accordance with its procedures for the disposition of canceled securities in effect as of the date of such disposition (subject to the record retention requirement of the Exchange Act).  Certification of the disposition of all canceled Notes shall be delivered to the Issuers.  The Issuers may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

Section 2.12      Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, they shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof.  The Issuers shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment.  The Issuers shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest.  At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13      CUSIP Numbers.

The Issuers in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Issuers shall promptly notify the Trustee of any change in the “CUSIP” numbers.

ARTICLE THREE
REDEMPTION AND PREPAYMENT;
SATISFACTION AND DISCHARGE

Section 3.01      Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, they shall furnish to the Trustee, at least 3 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

Section 3.02      Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased among the Holders of the Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate.  In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed.  No Notes in amounts of $1,000 or less shall be redeemed in part unless all of the Notes held by a Holder are to be redeemed .  Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000 (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof); except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03      Notice of Redemption.

Subject to the provisions of Section 3.10 hereof, at least 30 days but not more than 60 days before a redemption date, the Issuers shall mail or cause to be mailed, by first class mail, a notice of redemption, which may be conditional, to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed and shall state:

(a)          the redemption date;

(b)          the redemption price;

(c)          if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d)          the name and address of the Paying Agent;

(e)          that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)           that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g)          the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h)          whether such redemption is conditioned upon the occurrence of any transaction or event; and

(i)            that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuers’ request, the Trustee shall give the notice of redemption in the Issuers’ names and at their expense; provided, however, that the Issuers shall have delivered to the Trustee, at least 3 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04      [RESERVED].

Section 3.05      Deposit of Redemption Price.

One (1) Business Day prior to the redemption date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest, if any, on all Notes to be redeemed on that date.  The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption.  If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06      Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuers shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed portion of the Note surrendered.  No Notes in denominations of $1,000 or less shall be redeemed in part.

Section 3.07      Optional Redemption.

(a)          The Issuers may at any time redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued interest, if any, thereon, to the applicable redemption date if redeemed during the twelve month period beginning on [_______] of the years indicated below (subject to the right of Holders on the relevant record date to receive interest due on the related interest payment date).

Year	Percentage
2012	101.0%
2013	103.0%
2014 and thereafter	105.0%

(b)          Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08      Gaming Redemption.

(a)          Notwithstanding any other provisions of this Article 3, if any Gaming Authority in which the Partnership, either of its partners or any of their respective Affiliates as of the date of this Indenture conducts or, in the future conducts, directly or indirectly through a subsidiary or joint venture, gaming notifies a Holder or beneficial owner of the Notes that the Holder or beneficial owner must be licensed, qualified or found suitable under any applicable gaming law and the Holder or beneficial owner does not apply for that license, qualification or finding of suitability within 30 days after being requested to do so by such Gaming Authority (or such lesser period that may be required by such Gaming Authority) or if such Holder or beneficial owner will not be so licensed, qualified or found suitable under applicable gaming law, the Issuers have the right, at their option, (i) to require such Holder or beneficial owner to dispose of such Holder’s or beneficial owner’s Notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority), of (A) the termination of the 30-day period or any shorter period as may be required by a Gaming Authority, in each case as described above, for the Holder or beneficial owner to apply for a license, qualification or finding of suitability or (B) the receipt of notice from the Gaming Authority that the Holder or beneficial owner will not be licensed, qualified or found suitable or (ii) to call for redemption of the Notes of such Holder or beneficial owner at a redemption price equal to (A) the lesser of (1) 100% of the principal amount thereof, (2) the price at which such Holder or beneficial owner acquired the Notes and

(3) the fair market value of the Notes, together with accrued and unpaid interest, if any, thereon to the earlier of the date of redemption or such earlier date as may be required by the Gaming Authority or the date of the finding that such Holder will not be licensed or qualified or found suitable by such Gaming Authority, which may be less than 30 days following the notice of redemption, if so ordered by such Gaming Authority or (B) such other redemption price as shall be ordered by the Gaming Authority.

(b)          Immediately upon a determination that a Holder or beneficial owner will not be licensed, qualified or found suitable, the Holder or beneficial owner will have no further rights (1) to exercise any right conferred by the Notes, directly or indirectly, through any trustee, nominee or any other Person or entity, or (2) to receive any interest or other distribution or payment with respect to the Notes or any remuneration in any form from the Issuers for services rendered or otherwise, except the redemption price of the Notes.

(c)          The Holder or beneficial owner of Notes applying for a license, qualification or a finding of suitability must pay all costs of the licenses or investigation for this qualification or finding of suitability.  The Issuers are not required to pay or reimburse any Holder or beneficial owner of Notes who is required to apply for any license, qualification or finding of suitability.

Section 3.09      Mandatory Redemption.

The Issuers shall not be required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

Section 3.10      Repurchase Offers.

In the event that, pursuant to Section 4.10 or 4.15 hereof, the Issuers shall be required to commence an offer to the Holders to purchase all or a portion of their respective Notes (a “Repurchase Offer”), they shall follow the procedures specified below.

The Repurchase Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”).  No later than five (5) Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers shall purchase at the purchase price (as determined in accordance with Section 4.10 or Section 4.15, as the case may be) the maximum principal amount of Notes that are required to be purchased pursuant to Section 4.10 or 4.15 hereof, as the case may be, (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Repurchase Offer.  The offer price in any Repurchase Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash.  Payment for any Notes so purchased shall be made in cash and in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Repurchase Offer.

Upon the commencement of a Repurchase Offer, the Issuers shall send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee.  The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Repurchase Offer.  The Repurchase Offer shall be made to all Holders.  The notice, which shall govern the terms of the Repurchase Offer, shall state:

(a)          that the Repurchase Offer is being made pursuant to this Section 3.10 and Section 4.10 or Section 4.15 hereof, as the case may be, and the length of time the Repurchase Offer shall remain open;

(b)          the Offer Amount, the purchase price and the Purchase Date;

(c)          that any Note not tendered or accepted for payment shall continue to accrete or accrue interest;

(d)          that, unless the Issuers default in making such payment, any Note (or portion thereof) accepted for payment pursuant to the Repurchase Offer shall cease to accrete or accrue interest after the Purchase Date;

(e)          that Holders electing to have a Note purchased pursuant to an Repurchase Offer may elect to have Notes purchased in integral multiples of $1,000 only (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof);

(f)           that Holders electing to have a Note purchased pursuant to any Repurchase Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Issuers, a depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least three (3) days before the Purchase Date;

(g)          that each Holder shall be entitled to withdraw its election if the Issuers, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth his name, the principal amount such Holder or holder delivered for purchase and a statement that such Holder or holder is withdrawing his election to have such Note purchased;

(h)          that, if the aggregate amount of Notes surrendered by Holders exceeds the Offer Amount, the Trustee shall select the Notes to be purchased pursuant to the terms of Section 3.02 hereof (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof)); and

(i)            that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Issuers shall, to the extent lawful, accept for payment the Offer Amount of Notes (or portions thereof) tendered pursuant to the Repurchase Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes (or portions thereof) were accepted for payment by the Issuers in accordance with the terms of this Section 3.10.  The Issuers, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five (5) days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of Notes tendered by such Holder or holder, as the case may be, and accepted by the Issuers for purchase, and if less than all the Notes tendered by a Holder are purchased, the Issuers, shall promptly issue a new Note in a principal amount equal to any unpurchased portion of the Notes surrendered and the Trustee, upon written request from the Issuers, shall authenticate and mail or deliver such new Note to such Holder.  Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the respective Holder thereof.  The Issuers shall publicly announce the results of the Repurchase Offer on the Purchase Date.

The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer and to the extent such laws and regulations conflict with other provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Indenture by virtue thereof.

Other than as specifically provided in this Section 3.10, any purchase pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE FOUR
COVENANTS

Section 4.01      Payment of Notes.

The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest (including PIK Interest to the extent permitted) on the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and interest shall be considered paid on the date due if the Trustee or Paying Agent, if other than the Issuers or one of their Subsidiaries, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest at the same rate as borne by the Notes to the extent lawful.

Section 4.02      Maintenance of Office or Agency.

The Issuers shall maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office of the Trustee or an agent of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served.  The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes.  The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03 of this Indenture.

Section 4.03      Reports.

(a)          Whether or not required by the Commission, so long as any Notes are outstanding (unless defeased in a Legal Defeasance), the Issuers will furnish to the Trustee:

(1)          within ninety (90) days after the end of each fiscal year, annual reports of the Partnership containing the information that would have been required to be contained in an Annual Report on Form 10-K under the Exchange Act if the Partnership had been a reporting company under the Exchange Act, including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (B) audited financial statements prepared in accordance with GAAP;

(2)          within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year, quarterly reports of the Partnership containing the information that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act if the Partnership had been a reporting company under the Exchange Act, including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (B) unaudited quarterly financial statements prepared in accordance with GAAP and reviewed pursuant to Statement on Auditing Standards No. 100 (or any successor provision);

provided further, however, that all such reports (A) will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), (B) will not be required to contain the separate financial information for Guarantors or Subsidiaries whose securities are pledged to secure the Notes contemplated by Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC, (C) disclosure regarding executive compensation will only be required to include a summary compensation table (including any equity awards), a description of employment agreements with officers and a description of any incentive plans and (D) will not be required to include exhibits that would otherwise be required to be filed pursuant to Item 601 of Regulation S-K.

Section 4.04      Compliance Certificate.

(a)          The Issuers and each Subsidiary Guarantor (to the extent that such Subsidiary Guarantors is so required under the TIA) shall deliver to the Trustee, within 90 days after the end and each fiscal year during which Notes are outstanding, an Officers’ Certificate stating that a review of the activities of such Issuer or Subsidiary Guarantor and their Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuers and the Subsidiary Guarantor, as the case may be, have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuers and the Subsidiary Guarantors, as the case may be, have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action either of the Issuers is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the applicable entity is taking or proposes to take with respect thereto.

(b)          The Issuers shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers Certificate specifying such Default or Event of Default and what action the Issuers are taking or proposes to take with respect thereto.

Section 4.05      Taxes.

The Issuers shall pay, and shall cause each of their Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies owed by the Issuers or their Subsidiaries except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06      Stay, Extension and Usury Laws.

Each Issuer and each Subsidiary Guarantor covenants (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each Issuer and each Subsidiary Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07      Restricted Payments.

The Partnership shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)          declare or pay any dividend or make any other payment or distribution on account of the Partnership’s or any Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Partnership or any Restricted Subsidiary) or to the direct or indirect holders of the Partnership’s or any Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Partnership or dividends or distributions payable to the Partnership or a Restricted Subsidiary);

(2)          purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Partnership or any Restricted Subsidiary) any Equity Interests of the Partnership or any direct or indirect parent or Affiliate of the Partnership;

(3)          make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the Notes or a Subsidiary Guarantee, except a payment of interest or principal at the Stated Maturity thereof; or

(4)          make any Restricted Investment

(all payments and other actions set forth in clauses (1) through (4) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to the Restricted Payment:

(a)          no Default or Event of Default has occurred and is continuing or would occur as a result thereof;

(b)          the Partnership would, at the time of the Restricted Payment and after giving pro forma effect thereto as if the Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof; and

(c)          the Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Partnership and its Restricted Subsidiaries after the date of this Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5) and (7) of the next succeeding paragraph), is less than the sum, without duplication, of:

(i)         50% of the cumulative Consolidated Net Income of the Partnership for the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Issue Date occurs, to the end of its most recently ended fiscal quarter for which internal financial statements are available at the time of the Restricted Payment (or, if such Consolidated Net Income for this period is a deficit, less 100% of this deficit); plus

(ii)        100% of the aggregate net cash proceeds received by the Partnership subsequent to the issuance of the Notes as a contribution to the Partnership’s common equity capital or from the issue or sale of Equity Interests of the Partnership (other than Disqualified Stock or warrants, options and other rights to acquire Disqualified Stock) or from the issue or sale of convertible or exchangeable debt securities of the Partnership that have been converted into or exchanged for Equity Interests of the Partnership (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary); plus

(iii)       to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to that Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of that Restricted Investment; plus

(iv)       50% of any dividends or distributions received by the Partnership or a Restricted Subsidiary after the date of the Indenture from an Unrestricted Subsidiary of the Partnership, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Partnership for such period; plus

(v)        $5.0 million.

The preceding provisions will not prohibit:

(1)        if no Default or Event of Default shall have occurred and be continuing or would be caused thereby, the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration, the payment would have complied with this Indenture;

(2)        the redemption, repurchase, retirement, defeasance or other acquisition of subordinated Indebtedness of the Partnership or any of its Restricted Subsidiaries that is a Subsidiary Guarantor or of any Equity Interests of the Partnership in exchange for, or out of the net cash proceeds of, a substantially concurrent capital contribution or sale (other than to a Subsidiary of the Partnership) of, other Equity Interests of the Partnership (other than Disqualified Stock or warrants, options and other rights to acquire Disqualified Stock); provided that the amount of the net cash proceeds that are utilized for any redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (c)(ii) above;

(3)        the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Partnership or any Restricted Subsidiary that is a Subsidiary Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)        so long as the Partnership is treated as a partnership or other pass-through entity for United States federal income tax purposes, distributions to equity owners of the Partnership in an amount with respect to any taxable year beginning with the taxable year in which the Issue Date occurs not to exceed the Tax Amount for such taxable year (it being understood that the Partnership may distribute the tax amount for any taxable year in four quarterly installments at times reasonably designed to enable its equity owners to pay estimated taxes on taxable income allocated to them by the Partnership with respect to such taxable year, the amount of each installment to be based on estimates of the excess of (x) the Tax Amount that would have been payable from the beginning of such taxable year through the end of the month preceding the date of such distribution being a taxable year over (y) distributions attributable to all prior periods during such taxable year with any over-distributions for a taxable year reducing the Tax Amount distributable with respect to the next succeeding taxable year);

(5)        any redemption required by a Gaming Authority pursuant to the provisions of this Indenture described in Section 3.08 hereof or any redemption pursuant to the provisions of Section 4.10 and Section 4.15 hereof; and

(6)        the redemption, repurchase, retirement or other acquisition of any Equity Interest of the Partnership to the extent required by a Gaming Authority.

The amount of all Restricted Payments, other than cash, will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Partnership or the Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.  The fair market value of any assets or securities that are required to be valued by this covenant will be determined is good faith by a majority of the Partnership’s Management Committee whose resolution with respect thereto will be delivered to the Trustee.  The determination of the Partnership’s Management Committee must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5.0 million.  Not later than the date of making any Restricted Payment (other than those permitted by paragraphs (1) through (7) above), the Partnership will deliver to the Trustee an Officers’ Certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.07 were computed, together with a copy of any fairness opinion or appraisal required hereby.

Section 4.08     Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Partnership shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(1)        (A) pay dividends or make any other distributions on its Capital Stock to the Partnership or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness owed to the Partnership or any of its Restricted Subsidiaries;

(2)        make loans or advances to the Partnership or any of its Restricted Subsidiaries; or

(3)        sell, lease or transfer any of its properties or assets to the Partnership or any of its Restricted Subsidiaries.

However, the restrictions above shall not apply to encumbrances or restrictions existing under or by reason of:

(1)        the Indenture, the Notes, the Subsidiary Guarantees or the Collateral Documents;

(2)        a Credit Facility and the collateral documents related thereto;

(3)        applicable law or any applicable rule or order;

(4)        any instrument governing Indebtedness or Capital Stock of a Person acquired by the Partnership or any of its Restricted Subsidiaries as in effect at the time of the acquisition (except to the extent that Indebtedness was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired, and such acquired Person’s subsidiaries; provided that, in the case of Indebtedness, the Indebtedness was permitted by the terms of this Indenture to be incurred;

(5)        customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business;

(6)        purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the sale, lease or transfer of property so acquired;

(7)        any restriction or encumbrance contained in contracts for the sale of assets permitted by this Indenture, provided that such restrictions or encumbrances relate only to the assets being sold pursuant to these contracts; and

(8)        Permitted Refinancing Indebtedness, provided that the restrictions on the ability of Restricted Subsidiaries to engage in activities described in the first paragraph of this covenant contained in the agreements governing Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced.

Section 4.09     Incurrence of Indebtedness and Issuance of Disqualified Stock.

The Partnership shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Partnership shall not issue any Disqualified Stock and the Partnership will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of this Indebtedness, the Partnership may incur Indebtedness (including Acquired Debt) or the Partnership may issue shares of Disqualified Stock, if (x) the Fixed Charge Coverage Ratio for the Partnership’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which that additional Indebtedness is incurred, would have been at least 2.0 to 1, determined on a pro-forma basis (including a pro-forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of the four-quarter period and (y) no Default or Event of Default shall have occurred and be continuing at the time of or would occur after giving pro forma effect to such incurrence or issuance and the application of proceeds therefrom.

The first paragraph of this Section 4.09 shall not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1)        (a) Indebtedness represented by the Notes to be issued on the date of this Indenture and any PIK Notes issued from time to time to pay PIK Interest in accordance with the terms of this Indenture, and (b) the respective obligations of the Partnership and its Restricted Subsidiaries arising under the Collateral Documents to the extent such obligations would represent Indebtedness;

(2)        Indebtedness incurred pursuant to one or more Credit Facilities in an amount outstanding at any time not to exceed $80.0 million less any permanent reductions made pursuant to Section 4.10 hereof;

(3)        Existing Indebtedness;

(4)        Permitted Refinancing Indebtedness;

(5)        so long as at the time of incurrence no Event of Default has occurred and is continuing, Indebtedness in one or more FF&E Financings and Capitalized Lease Obligations to acquire or refinance furniture, fixtures or equipment incident to and useful in the Gaming Business, in an aggregate principal amount not to exceed $5.0 million outstanding at any time;

(6)        intercompany Indebtedness between or among the Partnership and any of its Restricted Subsidiaries as provided in Section 4.19 hereof; provided, however, that:

(1)        if the Partnership or any Subsidiary Guarantor is the obligor on that Indebtedness, the obligation to pay principal, interest or other amounts under such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Partnership, or the Subsidiary Guarantee, in the case of a Subsidiary Guarantor; and

(2)        (A) any subsequent issuance or transfer of Equity Interests that results in any Indebtedness being held by a Person other than the Partnership or a Restricted Subsidiary and (B) any sale or other transfer of any Indebtedness to a Person other than the Partnership or a Restricted Subsidiary, shall be deemed, in each case, to constitute an incurrence of Indebtedness by the Partnership or the Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)        Hedging Obligations of the Partnership or any of its Restricted Subsidiaries that are incurred for the purpose of fixing, managing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding; provided, however, that, in each case, the Hedging Obligations are not incurred for speculative purposes;

(8)        to the extent that such incurrence does not result in the incurrence by the Partnership or any Restricted Subsidiary of any obligation for the payment of borrowed money of others, Indebtedness incurred solely as a result of the execution by the Partnership or its Restricted Subsidiaries of letters of credit relating to workers compensation or self insurance, performance and surety bonds or similar instruments; provided, however, that the foregoing exception shall not be applicable to Indebtedness incurred in connection with the performance by the Partnership or its Restricted Subsidiaries of such bonds or instruments or payment of such letter of credit;

(9)        the Indebtedness represented by a Subsidiary Guarantee; and

(10)      the Partner Subordinated Notes.

The Partnership shall not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Partnership unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of the Partnership shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Partnership solely by virtue of being unsecured.

For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) above, or is entitled to be incurred under the first paragraph of this Section 4.09, the Partnership shall be permitted to classify the item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of the item of Indebtedness, in any manner that complies with this Section 4.09.

Section 4.10     Repurchase at the Option of Holders — Asset Sales.

The Partnership shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)        no Default or Event of Default exists or is continuing immediately prior to and after giving effect to the Asset Sale;

(2)        the Partnership or the Restricted Subsidiary, as the case may be, receives (i) consideration at the time of the Asset Sale at least equal to the fair market value, as determined in good faith by a majority of the members of the Partnership’s Management Committee, of the assets or Equity Interests issued, sold or otherwise disposed of or (ii) in the case of a lease of assets that constitute an Asset Sale, a lease providing for rents or other consideration which are no less favorable to the Partnership or the Restricted Subsidiary, as the case may be, than the prevailing market conditions as determined in good faith by a majority of the members of the Partnership’s Management Committee;

(3)        if applicable, the fair market value is evidenced by a resolution of the Partnership’s Management Committee set forth in an Officers’ Certificate delivered to the Trustee; and

(4)        at least 75% of the consideration therefor received by the Partnership or the Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that:

(i)         any liabilities (as shown on the Partnership’s or the Restricted Subsidiary’s most recent balance sheet) of the Partnership or the Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any of those assets under a customary novation agreement that unconditionally releases the Partnership or the Restricted Subsidiary, as the case may be, from further liability will be deemed to be cash for purposes of this provision; and

(ii)        any securities, notes or other obligations received by the Partnership or the Restricted Subsidiary from the transferee that are promptly, but in any event within 30 days of receipt, converted by the Partnership or the Restricted Subsidiary into cash will be deemed to be cash (to the extent of the cash received in that conversion) for purposes of this provision.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Partnership or the Restricted Subsidiary may apply such Net Proceeds to (i) make a capital expenditure, (ii) improve real property, (iii) acquire long-term assets that are used or useful, in each case, in a line of business permitted by Section 4.13 hereof, or (iv) repay Indebtedness permitted by this Indenture to be incurred under (and permanently reduce, by the amount of principal repaid, the commitments, if any, under) a Credit Facility; provided, however, that the Partnership or the Restricted Subsidiary, as the case may be, grants to the Trustee, on behalf of the holders of Notes, a perfected security interest, subject to Permitted Liens, on any such property or assets acquired or constructed with the Net Proceeds of any such Asset Sale on the terms set forth in this Indenture and the Collateral Documents.  Pending the final applications of any such Net Proceeds, the Partnership or the applicable Restricted Subsidiary may invest such Net Proceeds in Cash Equivalents which shall be held in an account in which the Trustee shall have a perfected security interest, subject to Permitted Liens, for the benefit of the Holders of Notes.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph shall constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Issuers shall be required to make an offer to all Holders of Notes (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds.  The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash.  The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within 10 business days after the date that the aggregate amount of Excess Proceeds not so applied within such 365 days exceeds $5.0 million by mailing the notice required pursuant to the terms of this Indenture.  If any Excess Proceeds remain after an Asset Sale Offer, they shall cease to be “Excess Proceeds” and the Partnership or the Restricted Subsidiary may use the Excess Proceeds for any purpose not prohibited by this Indenture or the Collateral Documents.  If the aggregate principal amount of Notes surrendered by the Holders thereof exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased in the manner described in Section 3.02 hereof.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached the Issuers’ obligations under the Asset Sale provisions of this Indenture by virtue of that conflict.

Liens under the Collateral Documents on assets subject to an Asset Sale and permitted pursuant to the terms hereof shall be released concurrently with the consummation of such Asset Sale.

Section 4.11     Transactions with Affiliates.

The Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)        to the extent such transaction could be entered into with an unrelated Person, the Affiliate Transaction is on terms that are no less favorable to the Issuers or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuers or the Restricted Subsidiary with an unrelated Person;

(2)        with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, prior to the time that the aggregate consideration paid for such Affiliate Transaction or series of Affiliate Transactions exceeds $1.0 million, the Partnership delivers to the Trustee a resolution of its Management Committee set forth in an Officers’ Certificate certifying that the Affiliate Transaction complies with this Section 4.11 and that the Affiliate Transaction has been approved by a majority of the members of its Management Committee, and, to the extent that there are members of the Management Committee that do not have a direct or indirect financial interest in such Affiliate Transaction and who were not appointed to the Management Committee by a Person that has a direct or indirect financial interest in such Affiliate Transaction, by a majority of such disinterested members of the Management Committee; and

(3)        with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration of $10.0 million or more, prior to the time that the aggregate consideration paid for such Affiliate Transaction or series of Affiliate Transactions exceeds $10.0 million, the Partnership delivers to the Trustee an opinion as to the fairness to the Partnership or the relevant Restricted Subsidiary of that Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing who does not, and whose directors, officers, employees and Affiliates do not, have a direct or indirect material financial interest in the Partnership or any Affiliate of the Partnership; provided, that the ownership of less than 5% of the outstanding Equity Interests of an Affiliate of the Partnership shall not constitute a material financial interest in the Partnership and the Partnership shall be entitled to rely on representations made by such accounting, appraisal or investment banking firm as to ownership of such Equity Interests.

The following items will not be deemed to be Affiliate Transactions and will not be subject to the provisions of the prior paragraph:

(1)        transactions existing on the Issue Date and, to the extent not otherwise prohibited under this Indenture, transactions in the ordinary course of business consistent with past practices of the Partnership on terms that the Management Committee believes in its good faith judgment are commercially reasonable to the Issuers or the relevant Restricted Subsidiary;

(2)        to the extent not otherwise prohibited under this Indenture, transactions between or among the Partnership and/or its Restricted Subsidiaries; provided, that, in each case, no Affiliate of the Partnership (other than another Restricted Subsidiary or a director owning qualifying shares) owns Capital Stock of any such Restricted Subsidiary;

(3)        reasonable compensation paid to and indemnities provided on behalf of, officers, directors, employees or Management Committee members of the Partnership or any Restricted Subsidiary;

(4)        Restricted Payments, Permitted Investments and other payments and distributions that are permitted by the provisions of this Indenture described above under Section 4.07 hereof;

(5)        issuances of equity interests in the Partnership or Indebtedness permitted to be incurred pursuant to Section 4.09; and

(6)        the issuance of the Partner Subordinated Notes and the payment of interest thereon pursuant to the terms of such Partner Subordinated Notes.

Section 4.12     Liens.

The Partnership shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, or any proceeds, income or profits thereon, or assign or convey any right to receive income therefrom, except Permitted Liens.

Section 4.13     Business Activities.

The Partnership shall not, and shall not permit any of its Restricted Subsidiaries to, engage, directly or indirectly, in any business other than a Gaming Business and any other business activities that are incidental to, related or complementary thereto.

Section 4.14     Corporate Existence.

Subject to Article Five hereof, each of the Issuers and the Subsidiary Guarantors shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate or organizational existence, as the case may be, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of each of the Issuers and any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of each of the Issuers and their Subsidiaries; provided, however, that the Issuers shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Management Committee shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15     Repurchase at the Option of Holders—Change of Control.

Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof)) of that Holder’s Notes pursuant to an offer described below (a “Change of Control Offer”).  In the Change of Control Offer, the Issuers

shall offer a payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, thereon, to the date of purchase (the “Change of Control Payment”).  Within 30 days following any Change of Control, the Issuers shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:  (i) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment; (ii) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”); (iii) that any Note not tendered will continue to accrue interest; (iv) that, unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (v) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof).  The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.  To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of that conflict.

On the Change of Control Payment Date, the Issuers shall, to the extent lawful:

(1)        accept for payment all Notes or portions thereof properly tendered under the Change of Control Offer;

(2)        deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3)        deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuers.

The Paying Agent shall promptly mail to each Holder of Notes so tendered the Change of Control Payment for those Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $1,000 or an integral multiple thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof).

The Issuers shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will apply regardless of whether any other provisions of this Indenture are applicable.  Except as described above with respect to a Change of Control, this Indenture does not contain provisions that permit the Holders of the Notes to require the Issuers to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuers shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements outlined in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under that Change of Control Offer.

Section 4.16     Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries.

All of the Partnership’s Restricted Subsidiaries shall be wholly owned by the Partnership, by one or more of its Restricted Subsidiaries or by the Partnership and one or more of its Restricted Subsidiaries.

The Partnership shall not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Partnership to any Person (other than the Partnership or a Restricted Subsidiary of the Partnership), unless:

(1)        such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Restricted Subsidiary; or

(2)        the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with Section 4.10 hereof.

In addition, the Partnership shall not permit any of its Restricted Subsidiaries to issue any of its Equity Interests to any Person other than to the Partnership or any one or more of its Restricted Subsidiaries.

Section 4.17     Designation of Restricted and Unrestricted Subsidiaries.

The Partnership’s Management Committee may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default.  If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Partnership and its Restricted Subsidiaries in the Restricted Subsidiary so designated shall be deemed to be an Investment made as of the time of such designation and that designation will only be permitted if such Investment would be permitted at that time pursuant to Section 4.07 hereof and will reduce the amount available for Restricted Payments pursuant to Section 4.07.  That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of Unrestricted Subsidiary.  The Partnership’s Management Committee may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Section 4.18     Payments for Consent.

The Issuers shall not, and shall not permit any of their Restricted Subsidiaries to directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes or the collateral Documents unless that consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame described in the solicitation documents relating to that consent, waiver or agreement, as applicable.

Section 4.19     Restrictions on Activities of Capital.

Capital shall not hold any material assets, become liable for any obligations or engage in any significant business activities; provided that Capital may be a co-obligor or guarantor with respect to Indebtedness if the Partnership is a primary obligor of that Indebtedness and the net proceeds of that Indebtedness are received by the Partnership.

Section 4.20     Advances to Restricted Subsidiaries.

All advances, other than equity contributions, to Restricted Subsidiaries made by the Partnership after the date of the Indenture shall be evidenced by intercompany notes in favor of the Partnership.  These intercompany notes shall be pledged pursuant to the Collateral Documents to the Trustee as Collateral to secure the Notes.  Each intercompany note shall be payable upon demand and will bear interest at a rate equal to the then current fair market interest rate.

Section 4.21     Pledge Agreement.

The Issuers shall use their commercially reasonable efforts to obtain all necessary approvals of the requisite Gaming Authorities to the execution and delivery of the Pledge Agreement by the Parent Partners.  Upon receipt of necessary approvals of the requisite Gaming Authorities, the Issuers shall cause the Pledge Agreement to be promptly executed and delivered by the Parent Partners.  The Issuers shall cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Pledge Agreement to assure and confirm to the Trustee the validity, perfection, priority and enforceability of the security interest in the Collateral contemplated thereby, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes and the Subsidiary Guarantees secured thereby, according to the intent and purposes herein and therein expressed.  The Issuers shall take, or shall cause the Parent Partners to take, upon request of the Trustee, any and all actions reasonably required to cause the Pledge Agreement to create and maintain, as security for the obligations of the Issuers and the Subsidiary Guarantors hereunder, a valid, perfected and enforceable perfected Lien on the Collateral, subject to Permitted Liens.

ARTICLE FIVE
SUCCESSORS

Section 5.01     Merger, Consolidation, or Sale of Assets.

(a)        The Partnership may not, directly or indirectly, consolidate or merge with or into another Person or directly or indirectly sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person; unless:

(1)        either:  (a) the Partnership is the surviving entity; or (b) the Person formed by or surviving any consolidation or merger or to which the sale, assignment, transfer, conveyance or other disposition shall have been made (in each case, if other than the Partnership or the Subsidiary Guarantor) is a limited liability company, limited partnership, partnership or corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2)        the Person formed by or surviving any consolidation or merger or the Person to which the sale, assignment, transfer, conveyance or other disposition shall have been made (in each case, if other than the Partnership, assumes all the obligations of the Partnership as applicable, under the Notes, this Indenture and the Collateral Documents pursuant to agreements reasonably satisfactory to the Trustee, in its reasonable discretion;

(3)        immediately before and immediately after giving effect to the transaction (including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction) no Default or Event of Default would exist or be continuing;

(4)        the Partnership or the Person formed by or surviving any such consolidation or merger, or in the case of a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Partnership, the Person to whom such sale, transfer, assignment, lease, conveyance or other disposition shall have been made (if other than the Partnership) will, the Partnership shall, on the date of such transaction after giving pro forma effect thereto and any related financing transactions, in each case, as if the same had occurred at the beginning of the applicable four-quarter period, either:  (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof; or (b) have had a Fixed Charge Coverage Ratio equal to or greater than the actual Fixed Charge Coverage Ratio of the Partnership for such four-quarter period; and

(5)          the transaction would not result in the material impairment or loss of any qualification or any license necessary for any Gaming Business operated, or anticipated to be operated by the Partnership or any of its Restricted Subsidiaries following the consummation of the proposed transaction.

In addition, except as otherwise permitted pursuant to Article Ten hereof, the Partnership may not, and may not permit any Restricted Subsidiary to, directly or indirectly, lease all or substantially all of the respective properties or assets of the Partnership or a Subsidiary Guarantor, as applicable, in one or more related transactions, to any other Person. This Section 5.01 shall not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Partnership and any of its Restricted Subsidiaries.

Section 5.02      Successor Entity Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuers or any Subsidiary Guarantor in accordance with Section 5.01 hereof, the successor entity formed by such consolidation or into or with which one of the Issuers or any Subsidiary Guarantor is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Partnership,” “Capital” or the applicable “Subsidiary Guarantor,” as the case may be, shall refer instead to the successor entity and not to the Partnership, Capital or such Subsidiary Guarantor, as the case may be), and may exercise every right and power of an Issuer or Subsidiary Guarantor under this Indenture with the same effect as if such successor Person had been named as an Issuer or Subsidiary Guarantor, as applicable, herein; provided, however, that the surviving entity or acquiring entity shall (i) assume all of the obligations of the acquired Person incurred under this Indenture, the Notes, and, if applicable, the Collateral Documents, (ii) acquire and own and operate, directly or through Subsidiaries, all or substantially all of the properties and assets then constituting the assets of the Partnership or the applicable Subsidiary Guarantor, as the case may be, (iii) have been issued, or have a consolidated Subsidiary which has been issued, Gaming Licenses to operate the acquired casino operations and entities substantially in the manner and scope operated prior to such transaction, which Gaming Licenses are in full force and effect, and (iv) be in compliance fully with Section 5.01 hereof and (v) the Issuers or the applicable Subsidiary Guarantor shall have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel, subject to customary assumptions and exclusions, stating that the proposed transaction complies with this Indenture.

ARTICLE SIX
DEFAULTS AND REMEDIES

Section 6.01      Events of Default.

Each of the following is an “Event of Default”:

(a)          default for 30 days or more in the payment when due of interest on the Notes;

(b)          default in payment when due, upon maturity, redemption or otherwise, of the principal of, or premium, if any, on the Notes;

(c)          failure by the Issuers or any of their Restricted Subsidiaries to comply with the provisions described under Sections 4.10, 4.15 or 5.01;

(d)          failure by the Issuers or any of their Restricted Subsidiaries for 30 days after notice to comply with any of the other agreements, representations or warranties in this Indenture or the Notes (other than a default set forth in clause (a), (b) or (c) above);

(e)          default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Partnership or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Partnership or any of its Restricted Subsidiaries), whether the Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(i)            is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(ii)           results in the acceleration of that Indebtedness prior to its express maturity,

and, in each case, the principal amount of that Indebtedness, together with the principal amount of any other Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

(f)           failure by the Issuers or any of their Restricted Subsidiaries to pay final non-appealable judgments (other than any judgments or portions thereof as to which a reputable insurance company has accepted full liability in writing) aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(g)          any Subsidiary Guarantee of any Subsidiary Guarantor shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason, other than pursuant to the terms of this Indenture, to be in full force and effect, or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee;

(h)          breach by either of the Issuers or any of the Subsidiary Guarantors in any material respect of any agreement in any of the Collateral Documents, the repudiation by any of them of any of its obligations under any of the Collateral Documents, the unenforceability of the Collateral Documents against any of them for any reason which continues for 30 days after written notice from the Trustee or Holders of at least 25% in outstanding principal amount of Notes or the loss of the perfection or priority of the Liens granted by any of them pursuant to the Collateral Documents for any reason;

(i)            any Gaming License is revoked, terminated or suspended or otherwise ceases to be effective resulting in the cessation or suspension of operation for a period of more than 30 days of any material portion or aspect of the Gaming Business of any Gaming Facility;

(j)           the Partnership fails to own 100% of the issued and outstanding Equity Interests of Capital;

(k)          the cessation of gaming operations of Silver Legacy Resort Casino for a period of more than 180 consecutive days;

(l)            either Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors, or (v) admits in writing its inability generally to pay its debts as the same become due; or

(m)         a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against either Issuer or any Significant Subsidiary in an involuntary case, (ii) appoints a Custodian of either Issuer or any Significant Subsidiary or for all or substantially all of the property of either Issuer or any Significant

Subsidiary, or (iii) orders the liquidation of either Issuer or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days.

Section 6.02      Acceleration; Intentional Defaults.  In the case of an Event of Default described in Sections 6.01(l) or (m) above, all outstanding Notes will become due and payable immediately and automatically without further action or notice.  Subject to the terms of the Intercreditor Agreement, if any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.  Upon any such declaration, the Notes shall become due and payable immediately.  The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Defaults or Events of Default (except nonpayment of principal of or interest on the Notes that has become due solely because of the acceleration) have been cured or waived.

Section 6.03      Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest, with respect to, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Section 6.04      Waiver of Past Defaults.

Holders of not less than a majority in principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes (including in connection with an offer to purchase) (provided, however, that the Holders of a majority in principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration).  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05      Control by Majority.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.  The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

Section 6.06      Limitation on Suits.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(1)          the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(2)          the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)          such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)          the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(5)          during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07      Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08      Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and premium, if any, and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09      Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuers or any Subsidiary Guarantor (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10      Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First:  to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection, including costs incurred under the Collateral Agreements;

Second:  to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third:  to the Issuers, as otherwise required by applicable law or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11      Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than ten percent in the aggregate of the then outstanding Notes.

Section 6.12      Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted a proceeding to enforce any right or remedy under this Indenture or any Collateral Document and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case the Issuers, the Trustee and the Holders shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

ARTICLE SEVEN
TRUSTEE

Section 7.01      Duties of Trustee.

(a)          If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)          Except during the continuance of an Event of Default:

(i)            the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Collateral Documents and the Trustee need perform only those duties that are specifically set forth in this Indenture, the Collateral Documents and no others, and no implied covenants or obligations shall be read into this Indenture or any Collateral Document against the Trustee; and

(ii)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture and the Collateral Documents.  However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture and the Collateral Documents (but the Trustee need not confirm or investigate the accuracy of any facts, including mathematical calculations, stated therein).

(c)          The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(i)            this paragraph does not limit the effect of paragraph (b) of this Section;

(ii)           the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)          Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.

(e)          No provision of this Indenture or the Collateral Documents shall require the Trustee to expend or risk its own funds or incur any liability.  The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture or any Collateral Document at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)           Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02      Certain Rights of Trustee.

(a)          The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)          Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.  The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)          The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)          The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)          Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers or any Subsidiary Guarantor shall be sufficient if signed by an Officer of the Issuers or such Subsidiary Guarantor.

(f)           The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or any Collateral Document at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g)          The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h)          The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of such event is sent to the Trustee in accordance with Section 14.02 hereof, and such notice references the Notes; and

(i)            The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

Section 7.03      Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may become a creditor of, or otherwise deal with, the Issuers, any Subsidiary Guarantor or any Affiliate of the Issuers with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04      Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity, adequacy or enforceability of this Indenture, the Collateral Documents, any Subsidiary Guarantee or the Notes, or the validity, perfection, priority or enforceability of any security interest or Lien granted pursuant to the Collateral Documents it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture or the Collateral Documents, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05      Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs.  Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06      Reports to Gaming Authorities.

At the expense of the Issuers, the Trustee or, if the Trustee is not the Registrar, the Registrar, shall report the names of record holders of the Notes to any Gaming Authority when requested to do so by the Issuers.

At the express direction of the Issuers and at the Issuers’ expense, the Trustee will provide any Gaming Authority with:

(i)            copies of all notices, reports and other written communications which the Trustee gives to Holders;

(ii)           a list of all of the Holders promptly after the original issuance of the Notes and periodically thereafter if the Issuers so direct;

(iii)          notice of any Default under this Indenture, any acceleration of the Indebtedness evidenced hereby, the institution of any legal actions or proceedings before any court or governmental authority in respect of a Default of Event of Default hereunder;

(iv)         notice of the removal or resignation of the Trustee within five Business Days of the effectiveness thereof;

(v)          notice of any transfer or assignment of rights under this Indenture or the Guarantees known to the Trustee within five (5) Business Days thereof;

(vi)         a copy of any amendment to the Notes or this Indenture within five (5) Business Days of the effectiveness thereof; and

(vii)        such other information as may be required by any Gaming Authority.

To the extent requested by the Issuers and at the Issuers’ expense, the Trustee shall cooperate with any Gaming Authority in order to provide such Gaming Authority with the information and documentation requested and as otherwise required by applicable law.

Section 7.07      Compensation and Indemnity.

The Issuers and the Subsidiary Guarantors jointly and severally agree to pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder and under the Collateral Agreements in accordance with a written schedule provided by the Trustee to the Issuers.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuers and the Subsidiary Guarantors jointly and severally agree to reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuers and the Subsidiary Guarantors shall jointly and severally indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuers (including this Section 7.07) and defending itself against any claim (whether asserted by either of the Issuers or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith.  The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Issuers shall not relieve the Issuers or any Subsidiary Guarantor of their obligations hereunder.  The Issuers shall defend the claim and the Trustee shall cooperate in the defense.  The Trustee may have separate counsel and the Issuers shall pay the reasonable fees and expenses of such counsel.  The Issuers need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Issuers and the Subsidiary Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture.

To secure the Issuers’ and the Subsidiary Guarantors’ payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(l) or (m) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08     Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers and applicable Gaming Authorities.  The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing.  The Issuers may remove the Trustee if:

(a)        the Trustee fails to comply with Section 7.10 hereof;

(b)        the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)        a custodian or public officer takes charge of the Trustee or its property; or

(d)        the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers, or the Holders of at least ten percent (10%) in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six (6) months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall take all steps necessary or advisable to be approved by applicable Gaming Authorities, if required, and deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers.  Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’ and the Subsidiary Guarantors’ obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09     Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee; provided, however, such Person shall be otherwise eligible and qualified under this Article and in accordance with any applicable rules or regulations of Gaming Authorities.

Section 7.10     Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5).  The Trustee is subject to TIA § 310(b).

Section 7.11     Preferential Collection of Claims Against Issuers.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.  The Trustee hereby waives any right to set-off any claim that it may have against the Issuers in any capacity (other than as Trustee, Paying Agent or Collateral Agent hereunder or under the Collateral Documents) against any of the assets of the Issuers held by the Trustee; provided, however, that if the Trustee is or becomes a lender of any other Indebtedness permitted hereunder to be pari passu with the Notes, then such waiver shall not apply to the extent of such Indebtedness.

Section 7.12     Authorization of Trustee to Take Other Actions.

(a)        The Trustee is hereby authorized to enter into and take any actions or deliver such consents required by or requested under each of the Collateral Documents and such other documents as directed by the Holders of a majority of outstanding aggregate principal amount of the Notes.  If at any time any action by or the consent of the Trustee is required under any of the Collateral Documents or any other document entered into by the Trustee at the direction of a majority of the Holders of outstanding aggregate principal amount of the Notes, such action or consent shall be taken or given by the Trustee upon the consent to such action by the Holders of a majority of outstanding aggregate principal amount of the Notes.

(b)        Upon the request of the Partnership, the Trustee shall enter into an intercreditor agreement with respect to any FF&E Financing; provided, however, that the Issuers deliver an Officers’ Certificate certifying that (i) such financing will not violate this Indenture or any of the Collateral Documents and (ii) the terms of such intercreditor agreement will not violate this Indenture or any of the Collateral Documents.

(c)        The Trustee and its directors, officers, employees and Affiliates shall cooperate with all Gaming Authorities and provide such information and documentation as may from time to time be requested thereby.

ARTICLE EIGHT
DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01     Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may, at the option of the Management Committee of the Partnership evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article Eight.

Section 8.02     Legal Defeasance and Discharge.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Subsidiary Guarantees on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:  (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due, (b) the Issuers’ obligations with respect to such Notes under Article Two and Section 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ and Subsidiary Guarantors’ obligations in connection therewith and (d) this Article Eight.  Subject to compliance with this Article Eight, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03     Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20 and 4.21 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.  In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.10(c) though (f) shall not constitute Events of Default.

Section 8.04     Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

(1)        the Issuers must irrevocably deposit with the Trustee, in trust for the benefit of the Holders of the Notes, cash in United States dollars, noncallable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)        in the case of an election under Section 8.02 hereof, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)        in the case of an election under Section 8.03 hereof, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)        no Default or Event of Default shall have occurred and be continuing either (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or (b) insofar as Section hereof is concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)        such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (except with respect to the borrowing of funds described in clause 4 above, or any other material agreement or instrument) to which the Issuers or any of their Subsidiaries is a party or by which the Issuers or any of their Restricted Subsidiaries are bound;

(6)        the Issuers shall deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by them with the intent of preferring the Holders of Notes over other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others;

(7)        the Issuers shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8)        the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that:

(i)         the trust funds will not be subject to any rights of holders of Indebtedness of the Partnership other than the Notes, and

(ii)        assuming no intervening bankruptcy by either of the Issuers or any Subsidiary Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of either of the Issuers under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

Section 8.05     Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers and the Subsidiary Guarantors shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Partnership from time to time upon the request of the Partnership any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(2) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06     Repayment to the Issuers.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuers on their request or (if then held by either of the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

Section 8.07     Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Subsidiary Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuers and the Subsidiary Guarantors make any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuers and the Subsidiary Guarantors shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE NINE
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01     Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Issuers, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the Subsidiary Guarantees or the Collateral Documents without the consent of any Holder of a Note:

(a)        to cure any ambiguity, defect or inconsistency;

(b)        to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)        to provide for the assumption of the Issuers’ or Subsidiary Guarantors’ obligations to the Holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of an Issuer’s or Subsidiary Guarantor’s assets;

(d)        to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder of a Note;

(e)        to enter into additional or supplemental Subsidiary Guarantees pursuant to Section 10.02 hereof, or to enter into additional or supplemental Collateral Documents pursuant to Section 11.11 hereof; and

(f)         to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA, to comply with the procedures of the Trustee, DTC, any other Depositary or any other applicable entity with respect to the provisions of this Indenture and the Notes relating to the transfer of the Notes; or

(g)        to the extent necessary to comply with the terms of the applicable regulations, rules, decrees, orders or decisions applicable to Gaming Businesses or issued by Gaming Authorities Laws or other applicable laws;

provided, however, that in the case of a change pursuant to clause (a) or (e) above, the Issuers shall deliver to the Trustee an Opinion of Counsel stating that the change does not adversely affect the right of any Holder of the Notes.

Upon the request of the Issuers accompanied by a resolution of the Partnership’s Management Committee authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuers and the Subsidiary Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02     With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Issuers and the Trustee may amend or supplement this Indenture, the Notes, the Subsidiary Guarantees or the Collateral Documents with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes, the Subsidiary Guarantees or the Collateral Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any indenture supplemental hereto.  If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 90 days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

Upon the request of the Issuers accompanied by a resolution of their Management Committee or Board of Directors, as applicable, authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuers and the Subsidiary Guarantors in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section becomes effective, the Issuers shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Issuers to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.  Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class may waive compliance in a particular instance by the Issuers or the Subsidiary Guarantors with any provision of this Indenture, the Subsidiary Guarantees, the Collateral Documents or the Notes.  However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)        reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)        reduce the principal of or change the fixed maturity of any Note or alter the redemption price payable upon redemption of the Notes;

(3)        reduce the rate of or change the time for payment of interest on any Note;

(4)        waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of Notes and a waiver of the payment default that resulted from such acceleration);

(5)        make any Note payable in money other than that stated in the Notes;

(6)        make any change in the provisions of the Indenture relating to waivers of past Defaults or Events of Default or the rights of Holders of Notes to receive payments of principal of, or interest or premium on the Notes;

(7)        release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of this Indenture;

(8)        waive a redemption payment with respect to any Note or modify the obligations of the Issuers to make offers to purchase Notes (i) upon a Change of Control after the occurrence of a Change of Control or (ii) from the proceeds of one or more Asset Sales after the aggregate amount of Excess Proceeds from such Asset Sales exceeds $5.0 million;

(9)        release all or substantially all of the Collateral from the Lien of the Indenture or the Collateral Documents (except in accordance with the provisions thereof); or

(10)      make any change in the preceding amendment and waiver provisions.

Any amendment to, or waiver of, the provisions of any of the Collateral Documents relating Section 4.12 hereof or the security provisions of this Indenture will require the consent of the Holders of at least 66 2/3% in principal amount of the Notes then outstanding.

Section 9.03     Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture, the Subsidiary Guarantees, the Collateral Documents or the Notes shall be set forth in a amended or supplemental Indenture that complies with the TIA as then in effect.

Section 9.04     Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05     Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06     Trustee to Sign Amendments, Etc.

The Trustee shall sign any amended or supplemental Indenture, Subsidiary Guarantee, Collateral Document or Note authorized pursuant to this Article Nine if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Issuers or any Subsidiary Guarantor may not sign an amendment or supplemental Indenture, Subsidiary Guarantee, Collateral Document or Note until its Management Committee or Board of Directors, as the case may be, approves it.  In executing any amended or supplemental Indenture, Subsidiary Guarantee, Collateral Document or Note, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 14.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE TEN
GUARANTEES

Section 10.01    Subsidiary Guarantees.

Each Subsidiary Guarantor hereby jointly and severally, fully, unconditionally and irrevocably, irrespective of the validity and enforceability of this Indenture, the Notes, the Collateral Documents, or the obligations of the Issuers hereunder or thereunder, guarantees the Notes and obligations of the Issuers hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee on behalf of such Holder, that:  (a) the principal of and interest on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise (including, without limitation, the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Federal Bankruptcy Code), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors shall be jointly and severally obligated to pay the same immediately.  Each of the Subsidiary Guarantees of the Subsidiary Guarantors shall be a guarantee of payment and not of collection.

Each Subsidiary Guarantor hereby agrees that its obligations hereunder shall be joint, several, unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against either of the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Subsidiary Guarantor.

Each Subsidiary Guarantor further, to the extent permitted by law, waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and agrees not to assert or take advantage of any such claims, rights or remedies, including but not limited to:  (a) any right to require any of the Trustee, the Holders or the Issuers (each, a “Benefitted Party”), as a condition of payment or performance by such Subsidiary Guarantor, to (i) proceed against the Issuers, any other guarantor (including any other Subsidiary Guarantor) of the Obligations of the Subsidiary Guarantors under their Subsidiary Guarantees or any other Person, (ii) proceed against or exhaust any security held from the Issuers, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Benefitted Party in favor of the Issuers or any other Person, or (iv) pursue any other remedy in the power of any Benefitted Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Issuers including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations under the Subsidiary Guarantees of the Subsidiary Guarantors or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Issuers from any cause other than payment in full of the Obligations under the Subsidiary Guarantees of the Subsidiary Guarantors; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Benefitted Party’s errors or omissions in the administration of the Obligations of the Subsidiary Guarantors under their Subsidiary Guarantees, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of the Subsidiary Guarantees of the Subsidiary Guarantors and any legal or equitable discharge of such Subsidiary Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Subsidiary Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and promptness, diligence and any requirement that any Benefitted Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the Subsidiary Guarantees of the Subsidiary Guarantors, notices of default under the Notes or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations of the Subsidiary Guarantors under their Subsidiary Guarantees or any agreement related thereto, and notices of any extension of credit to the Issuers and any right to consent to any thereof; (g) to the extent permitted under Section 40.495 of the Nevada Revised Statutes, the benefits of the “One Action” rule under Section 40.430 of the Nevada Revised Statutes; and (h) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Subsidiary Guarantees.  Each Subsidiary Guarantor hereby covenants that its Subsidiary Guarantee will not be discharged except by complete performance of the obligations contained in its Subsidiary Guarantee and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to either the Issuers or any Subsidiary Guarantor, or any custodian, trustee, or similar official acting in relation to either the Issuers or such Subsidiary Guarantor, any amount paid by the Issuers or such Subsidiary Guarantor to the Trustee or such Holder, the applicable Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.  Each Subsidiary Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

Each Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations, guaranteed hereby until payment in full of all obligations guaranteed hereby.  If any Holder or the Trustee is required by any court or otherwise to return to the Issuers or any Subsidiary Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to either of the Issuers or any Subsidiary Guarantor, any amount paid by any of them to the Trustee or such Holder, the Subsidiary Guarantee of each of the Subsidiary Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect.  Each Subsidiary Guarantor further agrees that, as between each Subsidiary Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six hereof for the purposes of the Subsidiary Guarantee of such Subsidiary Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article Six hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by each Subsidiary Guarantor for the purpose of the Subsidiary Guarantee of such Subsidiary Guarantor.

Section 10.02    Additional Guarantees.

If the Partnership or any of its Restricted Subsidiaries acquires or creates another Subsidiary that is organized and existing under the laws of any state in the United States or the District of Columbia after the date of this Indenture, then the newly acquired or created Subsidiary shall (a) execute and deliver to the Trustee a supplemental indenture setting forth its Subsidiary Guarantee, together with such Collateral Documents in form reasonably satisfactory to the Trustee, as are necessary to create and convey to the Trustee, for the benefit of the Holders of the Notes, a perfected second-priority lien on all Collateral (subject to Permitted Liens) held by such Subsidiary, and (b) deliver to the Trustee an Opinion of Counsel relating to the enforceability and authorization of that Subsidiary Guarantee and the perfection of the Liens in favor of the Trustee or the Collateral owned by such Subsidiary Guarantee accordance with the terms of this Indenture, pursuant to which that Restricted Subsidiary will become a Subsidiary Guarantor, on a senior secured basis, of the Issuers’ payment obligations under the Notes and the Indenture; provided that this Section 10.02 shall not apply to Capital or to any Subsidiary during a period when that Subsidiary (i) has been properly designated as an Unrestricted Subsidiary in accordance with Section 4.17 hereof for so long as it continues to constitute an Unrestricted Subsidiary or (ii) has Total Assets of less than $1.0 million.

Section 10.03    Execution and Delivery of Subsidiary Guarantee.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Subsidiary Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantors.

Section 10.04    Severability.

In case any provision of any Subsidiary Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.05    Limitation of Subsidiary Guarantors’ Liability.

Each Subsidiary Guarantor and, by its acceptance hereof, each Holder confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Federal Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance.  To effectuate the foregoing intention, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee constituting a fraudulent transfer or conveyance.

Section 10.06    Subsidiary Guarantors May Consolidate, Etc., on Certain Terms.

Except as otherwise provided in Section 10.07 hereof, a Subsidiary Guarantor may not consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person unless:

(i)            either:  (a) the Subsidiary Guarantor is the surviving entity; or (b) the Person formed by or surviving any consolidation or merger (in each case, if other than the Partnership or the Subsidiary Guarantor) is a limited liability company, limited partnership, partnership or corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(ii)           the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor), assumes all the obligations of such Subsidiary Guarantor under such Subsidiary Guarantor’s Subsidiary Guarantee, this Indenture and the Collateral Documents pursuant to agreements reasonably satisfactory to the Trustee;

(iii)          immediately before and immediately after giving effect to such transaction (including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction), no Default or Event of Default would exist or be continuing;

(iv)         such transactions would not require any Holder of Notes to obtain a Gaming License or be qualified under the laws of any applicable gaming jurisdiction which would not be required in the absence of such transaction, provided that a transaction involving a jurisdiction that does not require the licensing or qualification of any Holder of Notes as a condition to such transaction, but reserves the discretionary right to require the licensing or qualification of any Holder of Notes, shall not be prohibited pursuant to the terms of this clause (iv);

(v)          such transaction would not result in the material impairment or loss of any qualification or any license necessary for any Gaming Business operated, or anticipated to be operated, by the Partnership or any of its Restricted Subsidiaries following the consummation of the proposed transaction; and

(vi)         the Subsidiary Guarantor or the resulting Person shall have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel (which counsel may not be in-house counsel of such Subsidiary Guarantor or any of its Affiliates), each stating that the consolidation or merger and, if a supplemental indenture is required in connection with such transaction, the supplemental indenture, comply with the provisions of this Indenture and the Collateral Documents and that all conditions precedent in the Indenture relating to the transaction have been satisfied.

All the Subsidiary Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles Four and Five hereof, and notwithstanding clauses (i) and (ii) above, (A) a Subsidiary Guarantor may consolidate with or merge with or into, or sell or otherwise dispose of all or substantially all of its assets to, the Issuers, provided that the surviving corporation (if other than the Issuers) shall expressly assume by supplemental indenture complying with the requirements of this Indenture, the due and punctual payment of the principal of, premium and interest on all of the Notes, and the due and punctual performance and observance of all the covenants and conditions of this Indenture to be performed by the Issuers and (B) a Subsidiary Guarantor may consolidate with or merge with or into, or sell or otherwise dispose of all or substantially all of its assets to, any other Subsidiary Guarantor.

Section 10.07    Releases Following Sale of Assets.

Any Subsidiary Guarantor shall be released and relieved of any obligations under its Subsidiary Guarantee, (1) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) an Affiliate of either of the Issuers, if the Subsidiary Guarantor applies the Net Proceeds of that sale or other disposition in accordance with the provisions of Section 4.10 hereof; or (2) in connection with any sale of all of the Capital Stock of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) an Affiliate of either of the Issuers, if the Issuers apply the Net Proceeds of that sale in accordance with the provisions of Section 4.10 hereof.  Upon delivery by the Issuers to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the applicable Issuer in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, the Trustee shall execute any documents reasonably required in order to evidence the release of any Subsidiary Guarantor from its obligations under its Subsidiary Guarantee.

Any Subsidiary Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Subsidiary Guarantor under this Indenture and the Collateral Documents as provided in this Article Ten.

Section 10.08    Release of a Guarantor.

Any Subsidiary Guarantor that is designated by the Management Committee of the Partnership as an Unrestricted Subsidiary in accordance with the terms of this Indenture shall, at such time, be deemed automatically and unconditionally released and discharged of its obligations under its Subsidiary Guarantee without any further action on the part of the Trustee or any Holder of the Notes.  The Trustee shall deliver an appropriate instrument evidencing such release upon receipt of the Issuers’ request for such release accompanied by an Officers’ Certificate certifying as to the compliance with this Section 10.08.  Any Subsidiary Guarantor not so released shall remain liable for the full amount of principal of and interest on the Notes as provided in its Subsidiary Guarantee and for the other obligations of such Subsidiary Guarantor under this Indenture and the Collateral Documents.

Section 10.09    Benefits Acknowledged.

Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its Subsidiary Guarantee and waivers pursuant to its Subsidiary Guarantee are knowingly made in contemplation of such benefits.

ARTICLE ELEVEN
COLLATERAL AND SECURITY

Section 11.01    Security.

The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other respective obligations of the Issuers and the Subsidiary Guarantors, as the case may be, to the Holders of Notes or the Trustee under this Indenture, the Notes and the Subsidiary Guarantees, according to the terms hereunder or thereunder, shall be secured by the Collateral applicable thereto, as provided in the respective Collateral Documents to which the Issuers, the Subsidiary Guarantors and any other Affiliates of the Issuers named therein are respective parties and which have been entered into for the benefit of the Holders of Notes.  Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Collateral Documents (including, without limitation, the provision providing for foreclosure and release of Collateral as well as any additional intercreditor arrangements entered into by the Trustee pursuant to Section 7.12 hereof) as the same may be in effect or may be amended from time to time in accordance with their terms and the terms of the Indenture, and authorizes and directs the Trustee to enter into the Collateral Documents and to perform its obligations and exercise its rights thereunder in accordance therewith.  The Issuers, the Subsidiary Guarantors and the other Affiliates of the Issuers party to certain Collateral Agreements shall deliver to the Trustee copies of all documents executed pursuant to this Indenture and the Collateral Documents and shall do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Collateral Documents to assure and confirm to the Trustee the validity, perfection, priority and enforceability of the security interest in the Collateral contemplated hereby, by the Collateral Documents, or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes and the Subsidiary Guarantees secured thereby, according to the intent and purposes herein and therein expressed.  The Issuers and the Subsidiary Guarantors shall take, or shall cause their respective Restricted Subsidiaries to take, upon request of the Trustee, any and all actions reasonably required to cause the Collateral Documents to create and maintain, as security for the obligations of the Issuers and the Subsidiary Guarantors hereunder, a valid, perfected and enforceable Lien on the Collateral, subject to Permitted Liens.

Section 11.02    Recording and Opinions.

The Issuers and the Subsidiary Guarantors will cause the applicable Collateral Documents and any financing statements, and all amendments or supplements to each of the foregoing and any other similar security documents as necessary, to be registered, recorded and filed and/or re-recorded, re-filed and renewed in such manner and in such place or places, if any, as may be required by law or reasonably requested by the Trustee at the direction of the Holders in order fully to preserve and protect the Lien securing the obligations under the Notes and the Subsidiary Guarantees of such Subsidiary Guarantors pursuant to the Collateral Documents, except as otherwise provided herein and therein.

The Issuers, the Subsidiary Guarantors and any other obligor shall furnish to the Trustee:

(a)          promptly after the execution and delivery of this Indenture, and promptly after the execution and delivery of any other instrument of further assurance or amendment, an Opinion of Counsel in the United States either (i) stating that, subject to customary assumptions and exclusions, in the opinion of such counsel, this Indenture, the applicable Collateral Documents and all other instruments of further assurance or amendment have been properly recorded, registered and filed to the extent necessary to make effective the Liens intended to be created by the Collateral Documents and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given or (ii) stating that, subject to customary assumptions and exclusions, in the opinion of such counsel, no such action is necessary to make any other Lien created under any of the Collateral Documents effective as intended by such Collateral Documents;

(b)          the Issuers shall furnish to the Trustee the certificates or opinions, as the case may be, required by TIA Section 314(d), if any.  Such certificates or opinions will be subject to the terms of TIA Section 314(e).

Section 11.03    Release of Collateral.

(a)          Subject to subsections (b), (c) and (d) of this Section 11.03, Collateral may be released from the Lien created by this Indenture and the Collateral Documents at any time or from time to time upon the request of the Issuers pursuant to an Officers’ Certificate certifying that all terms for release and conditions precedent hereunder and under any applicable Collateral Document have been met and specifying (x) the identity of the Collateral to be released and (y) the provision of this Indenture which authorizes such release.  The Trustee shall release (at the sole cost and expense of the Issuers) (i) all Collateral that is contributed, sold, leased, conveyed, transferred or otherwise disposed of (including, without limitation, any Collateral that is contributed, sold, leased, conveyed, transferred or otherwise disposed of to an Unrestricted Subsidiary, but excluding any such contribution, sale, lease, conveyance, transfer or other distribution to the either of the Issuers or a Restricted Subsidiary); provided such contribution, sale, lease, conveyance, transfer or other distribution is or will be made in accordance with the provisions of this Indenture, including, without limitation, the requirement that the net proceeds from such contribution, sale, lease, conveyance, transfer or other distribution are or will be applied in accordance with this Indenture and that no Default or Event of Default has occurred and is continuing or would occur immediately following such release; (ii) Collateral that is condemned, seized or taken by the power of eminent domain or otherwise; provided that no Default or Event of Default has occurred and is continuing or would occur immediately following such release; (iii) Collateral which may be released with the consent of Holders pursuant to Article Nine hereof; (iv) all Collateral (except as provided in Article Eight hereof and, in particular, the funds in the trust fund described in Section 8.04 hereof) upon discharge of defeasance of this Indenture in accordance with Article Eight hereof; (v) all Collateral upon the payment in full of all obligations of the Issuers with respect to the Notes; (vi) Collateral of a Subsidiary Guarantor whose Subsidiary Guarantee is released pursuant to Section 10.07 hereof; and (vii) Collateral that is expressly required to be released by any Collateral Document.  Upon receipt of such Officers’ Certificate the Trustee shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Collateral Documents.  The Trustee is hereby authorized and shall, from time to time upon request of the Issuers, and at the Issuers’ expense, execute and deliver UCC-3 partial release or termination statements and such other documents evidencing release of Collateral available for release pursuant to clauses (i) through (vii) above.

(b)          Except pursuant to Section 11.03(a) above, no Collateral shall be released from the Lien and security interest created by the Collateral Documents pursuant to the provisions of the Collateral Documents unless there shall have been delivered to the Trustee the Officers’ Certificate required by this Section 11.03.

(c)          The Trustee may release Collateral from the Lien and security interest created by this Indenture and the Collateral Documents upon the sale or disposition of Collateral pursuant to the Trustee’s powers, rights and duties with respect to remedies provided under any of the Collateral Documents.

(d)          The release of any Collateral from the terms of this Indenture and the Collateral Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms hereof.  To the extent applicable, the Issuers shall cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities from the Lien and security interest of the Collateral Documents and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Collateral Documents, to be complied with.  Any certificate or opinion required by TIA § 314(d) may be made by an Officer of each of the Issuers except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee in the exercise of reasonable care.

Section 11.04    Protection of the Trust Estate.

Subject to the terms of the Collateral Documents, upon prior written notice to the Issuers and the Subsidiary Guarantors, the Trustee shall have the power (i) to institute and maintain such suits and proceedings as it may deem expedient, to prevent any impairment of the Collateral under any of the Collateral Documents and in the profits, rents, revenues and other income arising therefrom, including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair any Collateral or be prejudicial to the interests of the Holders of Notes or the Trustee, to the extent permitted thereunder; and (ii) to enforce the obligations of the Issuers, the Subsidiary Guarantors or any Restricted Subsidiary under this Indenture or the Collateral Documents.  Upon receipt of notice that a Restricted Subsidiary or a Subsidiary Guarantor is not in compliance with any of the requirements of any Collateral Document, the Trustee may, but shall have no obligation to purchase, at the Issuers’ expense, such insurance coverage necessary to comply with the appropriate section of such Collateral Document.

Section 11.05    Certificates of the Issuers.

The Issuers shall furnish to the Trustee, prior to each proposed release of Collateral pursuant to the Collateral Documents, (i) all documents required by TIA § 314(d) and (ii) an Opinion of Counsel in the United States, which may be rendered by internal counsel to the Issuers, to the effect that, subject to customary assumptions and exclusions, such accompanying documents constitute all documents required by TIA § 314(d).  The Trustee may, to the extent permitted by Sections 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and such Opinion of Counsel.

Section 11.06    Certificates of the Trustee.

In the event that the Issuers wish to release Collateral in accordance with the Collateral Documents and has delivered the certificates and documents required by the Collateral Documents and Sections 11.03 and 11.04 hereof, the Trustee shall determine whether it has received all documentation required by TIA § 314(d) in connection with such release and, based on such determination and the Opinion of Counsel delivered pursuant to Section 11.05(ii), shall deliver a certificate to the Issuers setting forth such determination.

Section 11.07    Authorization of Actions to Be Taken by the Trustee Under the Collateral Documents.

Subject to the provisions of Sections 7.01, 7.02 and 7.12 hereof, the Trustee may (but shall not be obligated to, and shall have no liability for failure to), in its sole discretion and without the consent of the Holders of Notes, on behalf of the Holders of Notes, take all actions it deems necessary or appropriate in order to (a) enforce any of the terms of the Collateral Documents and (b) collect and receive any and all amounts payable in respect of the Obligations of the Issuers hereunder, including, but not limited to, the appointment and approval of collateral agents and the appointment and approval of an insurance trustee.  The Trustee shall have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders of Notes or of the Trustee).

Section 11.08    Trustee’s Duties.

The powers and duties conferred upon the Trustee by this Article Eleven are solely to protect the Collateral and shall not impose any duty upon the Trustee to exercise any such powers and duties, except as expressly provided in this Indenture.  The Trustee shall be under no duty whatsoever to the Issuers, any Subsidiary Guarantor, or any other Affiliate of the Issuers party to a Collateral Document to make or give any presentment, demand for performance, notice or nonperformance, protest, notice of protest, notice of dishonor, or other notice or demand in connection with any Collateral, or to take any steps necessary to preserve this Indenture.  The Trustee shall not be liable to the Issuers, any Subsidiary Guarantor, or any other Affiliate of the Issuers party to a Collateral Document for failure to collect or realize upon any or all of the Collateral, or for any delay in doing so, nor shall the Trustee be under any duty to the Issuers, any Subsidiary Guarantor, or any other Affiliate of the Issuers party to a Collateral Document to take any action whatsoever with regard thereto.  The Trustee shall have no duty to the Issuers, any Subsidiary Guarantor, any other Affiliate of the Issuers party to a Collateral Document or any Holder to comply with any recording, filing or other legal requirements necessary to establish or maintain the validity, perfection, priority or enforceability of the Liens in, or the Trustee’s or any Holder’s rights in or to, any of the Collateral or to perform on behalf of the Issuers under any Collateral Documents.

Section 11.09    Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.

Upon an Event of Default and so long as such Event of Default continues, the Trustee may exercise in respect of the Collateral, in addition to the other rights and remedies provided for herein, in the Collateral Documents or otherwise available to it, all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable law, and the Trustee may also upon obtaining possession of the Collateral as set forth herein, without notice to the Issuers or any Subsidiary Guarantor, except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Trustee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Trustee may deem commercially reasonable.  The Issuers and the Subsidiary Guarantors acknowledge and agree that any such private sale may result in prices and other terms less favorable to the seller than if such a sale were a public sale.  The Issuers and the Subsidiary Guarantors agree that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to the Issuers or the Subsidiary Guarantors, as applicable, of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Trustee shall not be obligated to make any sale regardless of notice of sale having been given.  The Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

Any cash that is Collateral held by the Trustee and all cash proceeds received by the Trustee in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied (unless otherwise provided for in the Collateral Documents and after payment of any and all amounts payable to the Trustee pursuant to this Indenture and the Collateral Documents), as the Trustee shall determine or as the Holders of the Notes shall direct pursuant to Section 6.05 hereof, (a) against the obligations for the ratable benefit of the Holders of the Notes, (b) to maintain, repair or otherwise protect the Collateral or (c) to take such other action to protect the other rights of the Holders of the Notes or to take any other appropriate action or remedy for the benefit of the Holders of the Notes.  Any surplus of such cash or cash proceeds held by the Trustee and remaining after payment in full of all the obligations shall be paid over to the applicable Issuer or Subsidiary Guarantor or to whomsoever may be lawfully entitled to receive such surplus or as a court of competent jurisdiction may direct.

Section 11.10           Termination of Security Interest.

Upon the payment in full of all Obligations of the Issuers under this Indenture and the Notes, the Trustee shall (at the request of the Issuers accompanied by (a) an Officers’ Certificate of the Issuers to the Trustee stating that such Obligations have been paid in full, and (b) instructions from the Issuers to the Trustee to release the Liens pursuant to this Indenture and the Collateral Documents) release the Liens securing the Collateral.

Section 11.11           Cooperation of Trustee.

In the event the Issuers or any Subsidiary Guarantor pledges or grants a security interest in additional Collateral, the Trustee shall cooperate with the Issuers or such Subsidiary Guarantor in reasonably and promptly agreeing to the form of, and executing as required, any instruments or documents necessary to make effective the security interest in the Collateral to be so substituted or pledged.  To the extent practicable, the terms of any security agreement or other instrument or document necessitated by any such substitution or pledge shall be comparable to the provisions of the existing Collateral Documents.  Subject to, and in accordance with, the requirements of this Article Eleven and the terms of the Collateral Documents, in the event that the Issuer or any Subsidiary Guarantor engages in any transaction pursuant to Section 11.03 hereof, the Trustee shall cooperate with the Issuer or such Subsidiary Guarantor in order to facilitate such transaction in accordance with any reasonable time schedule proposed by the Issuers, including by delivering and releasing the Collateral in a prompt and reasonable manner.

Section 11.12           Collateral Agent.

The Trustee may, from time to time, appoint one or more Collateral Agents hereunder.  Each of such Collateral Agents may be delegated any one or more of the duties or rights of the Trustee hereunder or under the Collateral Documents or which are specified in any Collateral Documents, including without limitation the right to hold any Collateral in the name of, registered to, or in the physical possession of, such Collateral Agent, for the ratable benefit of the Holders of the Notes.  Each such Collateral Agent shall have such rights and duties as may be specified in an agreement between the Trustee and such Collateral Agent.

Section 11.13           Intercreditor Agreement.

The Issuers agree, and each Holder by accepting a Note agrees, that the liens on the Collateral securing the payment of the principal of, premium and interest on the Notes shall be junior to the liens securing the obligations of the Partnership under a Credit Facility and shall, in all respects, be subject to the terms and conditions of the Intercreditor Agreement.  Each Holder by accepting a Note authorizes and directs the Trustee to execute and deliver the Intercreditor Agreement and take all action as is necessary or appropriate to acknowledge and effectuate the provisions of the Intercreditor Agreement and appoints the Trustee as attorney-in-fact for any and all such purposes.  Each Holder by accepting a Note acknowledges and agrees that the provisions of the Intercreditor Agreement are, and are intended to be, an inducement and a consideration to each of the lenders under a Credit Facility in advancing funds to the Partnership pursuant to the terms of a Credit Facility, and each such lender under such Credit Facility shall be deemed to have conclusively relied upon the terms of the Intercreditor Agreement and the agreements of the Holders of Notes contained in this Section 11.13.  The Issuers, the Trustee and each Holder of Notes further agree that in the event of a conflict or inconsistency between the terms of this Indenture and the terms of the Intercreditor Agreement, the Intercreditor Agreement shall control.

ARTICLE TWELVE
SATISFACTION AND DISCHARGE

Section 12.01           Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(a)                               Either:

(1)                              all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuers) have been delivered to the Trustee for cancellation; or

(2)                              all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Subsidiary Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, interest, the maximum amount payable as premium to the date of maturity or redemption;

(b)                              no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which either of the Issuers or any Subsidiary Guarantor is a party or by which either of the Issuers or any Subsidiary Guarantor is bound (other than, in each case, a Default or Event of Default, as applicable, occurring as a result of borrowing funds to be applied to make such deposit or granting Liens in connection therewith);

(c)                               the Issuers and each Subsidiary Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(d)                              the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

The Issuers shall deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the above, the Trustee shall pay to the Issuers from time to time upon the request of the Partnership any cash or Government Securities held by it as provided in this section which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect a satisfaction and discharge under this Article Twelve.

Section 12.02           Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 12.03 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 12.02, the “Trustee”) pursuant to Section 12.01 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money shall be segregated from other funds except to the extent required by law.

Section 12.03           Repayment to Issuers.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Partnership on its request or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in the New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Partnership.

ARTICLE THIRTEEN
JOINT AND SEVERAL LIABILITY

Section 13.01           Joint and Several Liability.

(a)                               Notwithstanding any contrary provision contained in this Indenture, the Notes and the Collateral Documents to which both of the Issuers are a party, the representations, warranties, covenants, agreements and obligations of the Issuers, and either of them, shall be deemed joint and several.  Any waiver including, without limitation, any suretyship waiver, made by either Issuer in this Indenture, the Notes or any Collateral Document to which both of the Issuers are a party shall be deemed to be made also by the other Issuer and references in any such waiver to either Issuer shall be deemed to include the other Issuer and each of them.

(b)                              Notwithstanding any contrary provision contained in this Indenture, the Notes or any Collateral Document to which both of the Issuers are a party, each such document to which both Issuers are party shall be deemed to include, without limitation, the following waivers:

Each of the Issuers hereby waives and relinquishes all rights and remedies accorded by applicable law to sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies, including, without limitation, (a) any right to require the Trustee or any of the Holders (each, a “Beneficiary”) to proceed against either of the Issuers or any other Person or to proceed against or exhaust any security held by a Beneficiary at any time or to pursue any other remedy in the power of a Beneficiary before proceeding against such Issuer or other Person, (b) the defense of the statute of limitations in any action hereunder or in any action for the collection or performance of the Obligations under this Indenture, the Notes and any of the Collateral Documents (collectively, the “Note Obligations”), (c) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any Person or the failure of a Beneficiary to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any Person, (d) appraisal, valuation, stay, extension, marshaling of assets, redemption, exemption, demand, presentment, protest and notice of any kind, including, without limitation, notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of a Beneficiary, any Issuer, any endorser, guarantor or creditor of either Issuer or on the part of any other Person under this or any other instrument or document in connection with any Obligation or evidence of Indebtedness held by a Beneficiary as collateral or in connection with the Note Obligations, (e) any defense based upon an election of remedies by a Beneficiary, including, without limitation, an election to proceed by non-judicial rather than judicial foreclosure, which destroys or otherwise impairs the subrogation rights of either Issuer, the right of either Issuer to proceed against the other Issuer or any other Person for reimbursement, or both, (f) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome that that of the principal, (g) any duty on the party of a Beneficiary to disclose to either Issuer any facts a Beneficiary may now or hereafter know about either of the Issuers or any other Person, regardless of whether a Beneficiary has reason to believe that any such facts materially increase the risk beyond that which such Issuer intends to assume, or has reason to believe that such facts are unknown to such Issuer, or has a reasonable opportunity to communicate such facts to either Issuer, because each Issuer acknowledges that each Issuer is fully responsible for being and keeping informed of the financial condition of each of the Issuers or any other Person and of all circumstances bearing on the risk of non-payment of any Note Obligations, (h) any defense arising because of the election of a Beneficiary, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code, (i) any defense based upon any borrowing or grant of a security interest under Section 364 of the Federal Bankruptcy Code, (j) any claim or other rights which it may now or hereafter acquire against the other Issuer or any other Person that arises from the existence or performance of each Issuer of its Obligations under this Indenture, the Notes or any Collateral Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy by a Beneficiary against the other Issuer or any collateral which a Beneficiary now has or hereafter acquires, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made hereunder or otherwise, including, without limitation, the right to take or receive from either of the Issuers or any other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights, (k) any rights which it may acquire by way of contribution under this Indenture, the Notes or any Collateral Document, by any payment made hereunder or otherwise, including, without limitation, the right to take or receive from any other Person, directly or indirectly, in cash or other property or by set-off or in any manner, payment or security on account of such contribution rights, and (1) any defense based on one-action laws and any other anti-deficiency protections granted to guarantors by applicable law.  No failure or delay on the Trustee’s part in exercising any power, right or privilege under this Indenture shall impair or waive one such power, right or privilege.  Each of the Issuers acknowledges and agrees that any nonrecourse or exculpation provided for in this Indenture, the Notes or any Collateral Document, or any other provision of this Indenture, the Notes or any Collateral Document, limiting the benefitted parties’ recourse to specific collateral, or limiting the benefitted parties’ right to enforce a deficiency judgment against the Issuers, shall have absolutely no application to the Issuers’ liability under this Indenture, the Notes or any Collateral Documents.

(c)                               In the event of any inconsistency between the provisions of this Article Thirteen and the corresponding provisions of this Indenture, the Notes or any Collateral Document to which both of the Issuers are a party, the provisions of this Indenture shall govern.

ARTICLE FOURTEEN
MISCELLANEOUS

Section 14.01           Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control to the extent required by applicable law.

Section 14.02           Notices.

Any notice or communication by the Issuers, any Subsidiary Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to either of the Issuers and/or any Subsidiary Guarantor:

Circus and Eldorado Joint Venture

North Virginia Street

Reno, Nevada 89501

Attention:  [                 ]

With a copy to:

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, California 90017

Attention:  Deborah Conrad

If to the Trustee:

[                      ]

[                      ]

[                      ]

[                      ]

Attention:  [                 ]

The Issuers, any Subsidiary Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar.  Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA.  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuers mail a notice or communication to Holders, they shall mail a copy to the Trustee and each Agent at the same time.

Section 14.03           Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Issuers, the Subsidiary Guarantors, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 14.04           Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers to the Trustee to take any action under this Indenture, the Issuers or the Subsidiary Guarantors shall furnish to the Trustee:

(a)                               an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)                              an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 14.05           Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a)                               a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)                              a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)                               a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)                              a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 14.06           Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.07           No Personal Liability of Partners, Management Committee Members, Officers, Employees and Stockholders.

No director, officer, employee, partner, member, Management Committee member, incorporator or stockholder of either of the Issuers or any Affiliate, shall have any liability for any obligations of either of the Issuers or any Subsidiary Guarantor, under the Notes, this Indenture, the Subsidiary Guarantee, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases these individuals from all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

Section 14.08           Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 14.09           No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers, the Subsidiary Guarantors or any of their Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.10           Successors.

All agreements of the Issuers in this Indenture, each of the Collateral Documents to which they are a party and the Notes shall bind their successors.  All agreements of the Trustee in this Indenture shall bind its successors.  All agreements of each Subsidiary Guarantor in this Indenture, each of the Collateral Documents to which it is a party and its Subsidiary Guarantee shall bind its successors, except as otherwise provided in Section 10.07.

Section 14.11           Severability.

In case any provision in this Indenture, the Notes or in the Subsidiary Guarantees shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 14.12           Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 14.13           Acts of Holders.

(a)                               Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by the Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agents duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuers and the Subsidiary Guarantors.  Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments.  Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee, the Issuers and the Subsidiary Guarantors, if made in the manner provided in this Section 14.13.

(b)                              The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such witness, notary or officer the execution thereof.  Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of authority.  The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c)                               Notwithstanding anything to the contrary contained in this Section 14.13, the principal amount and serial numbers of Notes held by any Holder, and the date of holding the same, shall be proved by the register of the Notes maintained by the Registrar as provided in Section 2.03 hereof.

(d)                              If the Issuers shall solicit from the Holders of the Notes any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuers may, at their option, by or pursuant to a resolution of their Management Committee or Board of Directors, as applicable, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuers shall have no obligation to do so.  Notwithstanding TIA § 316(c), such record date shall be the record date specified in or pursuant to such resolution, which shall be a date not earlier than the date 30 days prior to the first solicitation of Holders generally in connection therewith or the date of the most recent list of Holders forwarded to the Trustee prior to such solicitation pursuant to Section 2.05 hereof and not later than the date such solicitation is completed.  If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the then outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the then outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than eleven months after the record date.

(e)                               Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the

Holder of every Note issued upon the registration or transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuers in reliance thereon, whether or not notation of such action is made upon such Note.

(f)                                  Without limiting the foregoing, a Holder entitled hereunder to take any action hereunder with regard to any particular Note may do so itself with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.

Section 14.14           Benefit of Indenture.

Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Registrar and their successors hereunder, and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 14.15           Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

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SIGNATURES

Dated as of [________], 2012	CIRCUS AND ELDORADO JOINT VENTURE

Attest:

By:
Name:	Name:
Title:	Title:

Dated as of [________], 2012	SILVER LEGACY CAPITAL CORP.

Attest:

By:
Name:	Name:
Title:	Title:

Dated as of [________], 2012	[TRUSTEE]

Attest:

By:
Authorized Signatory	Name:
Title:

EXHIBIT A

[Face of Note]

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

CUSIP

$

No. 1

CIRCUS AND ELDORADO JOINT VENTURE

and

SILVER LEGACY CAPITAL CORP.

Second Lien Notes due 2018

CIRCUS AND ELDORADO JOINT VENTURE, a Nevada general partnership (the “Partnership”), and SILVER LEGACY CAPITAL CORP., a Nevada corporation (“Capital” and, together with the Partnership, the “Issuers,” which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to Cede & Co., or its registered assigns, the principal sum of [_____] Million Dollars ($[_____]) on [________], 2012.

Interest Payment Dates:  [________] and [________] commencing September 1, 20[__].

Record Dates:  [________] and [________]

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Issuers have caused this Note to be signed manually or by facsimile by their duly authorized officers.

CIRCUS AND ELDORADO JOINT VENTURE

By:
Name:
Title:

By:
Name:
Title:

SILVER LEGACY CAPITAL CORP.

By:
Name:
Title:

By:
Name:
Title:

[corporate seal]

This is one of the Second Lien Notes due 2018 described in the within-mentioned Indenture.

Dated:  [________], 2012

[                                ]

as Trustee

By:
Authorized Signatory

[Reverse Side of Note]

CIRCUS AND ELDORADO JOINT VENTURE

And

SILVER LEGACY CAPITAL CORP.

Second Lien Notes due 2018

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.                                    Interest.  The Issuers promise to pay interest on the principal amount of this Note until maturity.  At the election of the Issuers (made by delivering a notice to the Trustee not later than 15 days prior to the beginning of each such interest period), interest shall be payable (x) in cash at a rate of 10.0% per annum from the Issue Date to [_______], 2014 and 12.0% per annum from and including [______],2014 (“Cash Interest”) or (y) at a rate of 12.0% per annum from the Issue Date to [_______], 2014 and 14.0% per annum from and including [______],2014 by increasing the principal amount of the outstanding Notes or by issuing additional PIK Notes (“PIK Interest”); provided that, notwithstanding the foregoing, the Issuers may not elect to pay interest in kind for any interest period with respect to which the Issuers would be permitted to pay such interest in cash pursuant to the terms of the Credit Agreement.  Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Payment, the Notes will bear interest on such increased principal amount from and after the date of such PIK Payment.  Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date.  All Notes issued pursuant to a PIK Payment will be governed by, and subject to the terms, provisions and conditions of, the indenture and shall have the same rights and benefits as the Notes issued on the Issue Date.  For the avoidance of doubt, the Issuer will make the interest payment due [_______], 2013 in PIK Interest as provided above.  The Issuers shall pay interest semi-annually in arrears on [________] and [________] of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be [________], 20[__].  Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2.                                    Method of Payment.  The Issuers shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the [________] or [_______] next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The Notes shall be payable as to principal, premium and Cash interest at the office or agency of the Issuers maintained for such purpose in The City of New York maintained for such purposes, or, at the option of the Issuers, payment of Cash interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, and Cash interest and premium on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuers or the Paying Agent.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.                                    Paying Agent and Registrar.  Initially, [                       ], the Trustee under the Indenture, shall act as Paying Agent and Registrar.  The Issuers may change any Paying Agent or Registrar without notice to any Holder.  So long as no Event of Default has occurred under the Indenture, the Issuers or any of their Restricted Subsidiaries may act in any such capacity.

4.                                    Indenture and Collateral Documents.  The Issuers issued the Notes under an Indenture dated as of [________], 2012 (“Indenture”) among the Issuers, the Subsidiary Guarantors from time to time party thereto and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa77bbbb).  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Notes are secured obligations of the Issuers and the Subsidiary Guarantors limited to $[                           ] in aggregate principal amount.  The Notes are secured by the Collateral as set forth in the Collateral Documents.

5.                                    Optional Redemption.  The Issuers shall have the option to redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and Liquidated Damages, if any interest thereon to the applicable redemption date if redeemed during the twelve month period beginning on [_______] of the years indicated below (subject to the right of Holder on the relevant record date to receive interest due on the related Interest Payment Date).

Year	Percentage
2012	101.0%
2013	103.0%
2014 and thereafter	105.0%

6.                                    Mandatory Redemption.

(a)                               Except as set forth in subparagraph 6(b) and Paragraph 7 below, the Issuers shall not be required to make mandatory redemption payments with respect to the Notes.

(b)                              If any Gaming Authority in any jurisdiction in which the Partnership, either of its partners or any of their respective Affiliates as of the date of the Indenture currently conducts or, in the future may conduct, directly or indirectly through a subsidiary or joint venture, gaming notifies a Holder or beneficial owner of the Notes that the Holder or beneficial owner must be licensed, qualified or found suitable under any applicable gaming law and the Holder or beneficial owner does not apply for a license, qualification or finding of suitability within 30 days after being requested to do so by such Gaming Authority (or such lesser period that may be required by such Gaming Authority) or if such Holder or beneficial owner will not be so licensed, qualified or found suitable under applicable gaming law, the Issuers have the right, at their option, (i) to require such Holder or beneficial owner to dispose of such Holder or beneficial owner’s Notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority), of (A) the termination of the 30-day period or any shorter period as may be required by a Gaming Authority, in each case as described above, for the Holder or beneficial owner to apply for a license, qualification or finding of suitability or (B) the receipt of notice from the Gaming Authority that the Holder or beneficial owner will not be licensed, qualified or found suitable or (ii) to call for redemption of the Notes of such Holder or beneficial owner at a redemption price equal to (A) the lesser of (1) 100% of the principal amount thereof or (2) the price at which such Holder or beneficial owner acquired the Notes and (3) the fair market value of the Notes, together with accrued and unpaid interest, to the earlier of the date of redemption or such earlier date as may be required by the Gaming Authority or that such Holder will not be licensed or qualified or found suitable by such Gaming Authority, which may be less than 30 days following the notice of redemption, if so ordered by such Gaming Authority or (B) such other redemption price as shall be ordered by the Gaming Authority.  Immediately upon a determination that a Holder or beneficial owner will not be licensed, qualified or found suitable, the Holder or beneficial owner will have no further rights (1) to exercise any right conferred by the Notes, directly or indirectly, through any trustee, nominee or any other Person or entity, or (2) to receive any interest or other distribution or payment with respect to the Notes or any remuneration in any form from the Issuers for services rendered or otherwise, except the redemption price of the Notes.  The Holder or beneficial owner of Notes applying for a license, qualification or a finding of suitability must pay all costs of the licenses or investigation for this qualification or finding of suitability.  The Issuers are not required to pay or reimburse any Holder or beneficial owner of Notes who is required to apply for any license, qualification or finding of suitability.

7.                                    Repurchase at Option of Holder.

(a)                               If there is a Change of Control, each Holder of Notes shall have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof)) of each Holder’s Notes pursuant to an offer described below (a “Change of Control Offer”).  In the Change of Control Offer, the Issuers shall offer a payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest to the date of purchase (the “Change of Control Payment”).  Within 30 days following any Change of Control, the Issuers shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

(b)                              When the aggregate amount of Excess Proceeds from one or more Asset Sales exceeds $5.0 million, the Issuers shall commence an offer pursuant to Section 3.10 of the Indenture to all Holders of Notes (“Asset Sale Offer”) to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds.  The offer price in any Asset Sale Offer shall be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and shall be payable in cash.  If any Excess Proceeds remain after an Asset Sale Offer, they shall cease to be “Excess Proceeds” and the Partnership or the Restricted Subsidiary may use the Excess Proceeds for any purpose not otherwise prohibited by the Indenture or the Collateral Documents.  If the aggregate principal amount of the Notes tendered pursuant to such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described in Section 3.02 of the Indenture.

8.                                    Notice of Redemption.  Notice of redemption shall be mailed by first class mail, postage prepaid, at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address.  No Notes of $1,000 or less shall be redeemed in part unless all of the Notes held by a Holder are to be redeemed.  Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000 (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof), unless all of the Notes held by a Holder are to be redeemed.  On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

9.                                    Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000 (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof).  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

10.                            Persons Deemed Owners.  The registered Holder of a Note may be treated as its owner for all purposes.

11.                            Amendment, Supplement and Waiver.  Subject to certain exceptions, the Indenture, the Notes, the Subsidiary Guarantees or the Collateral Documents may be amended or supplemented by the Issuers with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 of the Indenture, any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes, the Subsidiary Guarantees or the Collateral Documents may be waived with the consent of the Holders of a majority in principal of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the

Notes).  Without the consent of any Holder, the Indenture, a Note, the Notes, the Subsidiary Guarantees or the Collateral Documents may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuers’ or Subsidiary Guarantors’ obligations to Holders of the Notes in case of a merger or consolidation or sale of all or substantially all of an Issuer’s or Subsidiary Guarantor’s assets, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to enter into additional or supplemental Collateral Documents or to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

12.                            Defaults and Remedies.  Events of Default include:  (a) default for 30 days in the payment when due of Interest on the Notes; (b) default in payment when due of principal of, or premium, if any, on the Notes; (c) failure by the Issuers or any of their Restricted Subsidiaries to perform or comply with the provisions described under Sections 4.10, 4.15 or 5.01 of the Indenture; (d) failure by the Issuers or any of their Restricted Subsidiaries for 30 days after notice thereof to comply with any of the other agreements representations or warranties in the Indenture, the Notes or the Collateral Documents (other than as set forth in clauses (a)-(c) above); (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Partnership or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Partnership or any of its Restricted Subsidiaries), whether the Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:  (i) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (ii) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (f) failure by the Issuers or any of their Restricted Subsidiaries to pay final non-appealable judgments (other than any judgments or portions thereof as to which a reputable insurance company has accepted full liability in writing) aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (g) any Subsidiary Guarantee of any Subsidiary Guarantor shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason, other than pursuant to the terms of the Indenture, to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; (h) breach by either of the Issuers or any of the Subsidiary Guarantors in any material respect of any representation or warranty or agreement in any of the Collateral Documents or in any certificates delivered in connection therewith, the repudiation by any of them of any of its obligations under any of the Collateral Documents, the unenforceability of the Collateral Documents against any of them for any reason which continues for 30 days after written notice from the Trustee or Holders of at least 25% in outstanding principal amount of Notes or the loss of the perfection or priority of the Liens granted by any of them pursuant to the Collateral Documents for any reason; (i) any Gaming License is revoked, terminated or suspended or otherwise ceases to be effective resulting in the cessation or suspension of operation for a period of more than 30 days of any material portion or aspect of the Gaming Business of any Gaming Facility; (j) the Partnership fails to own 100% of the issued and outstanding Equity Interests of Capital; (k) the cessation of gaming operations of Silver Legacy Resort Casino for a period of more than 180 consecutive days; (l) either Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors, or (v) admits in writing its inability generally to pay its debts as the same become due; or (m) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against either Issuer or any Significant Subsidiary in an involuntary case, (ii) appoints a Custodian of either Issuer or any Significant Subsidiary or for all or substantially all of the property of either Issuer or any Significant Subsidiary, or (iii) orders the liquidation of either Issuer or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days.

In the case of an Event of Default described in clause (l) or (m) above, all outstanding Notes will become due and payable without further action or notice.  Subject to the terms of the Intercreditor Agreement, if any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.  Upon such declaration, the Notes shall become due and payable immediately.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Defaults or Events of Default (except nonpayment of principal of or interest on the Notes that has become due solely because of the acceleration) have been cured as waived.

13.                            Subsidiary Guarantees.  The Issuers’ obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, by the Subsidiary Guarantors, as provided in Article Ten of the Indenture.

14.                            Trustee Dealings with Issuers.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuers or their Affiliates, and may otherwise deal with the Issuers or their Affiliates, as if it were not the Trustee.

15.                            No Recourse Against Others.  A partner, member, Management Committee member, director, officer, employee, incorporator or stockholder, of either of the Issuers or any Affiliate shall not have any liability for any obligations of the Issuers or any Subsidiary Guarantors under the Notes, the Indenture, the Subsidiary Guarantees, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases these individuals from all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

16.                            Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17.                            Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18.                            CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuers shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Circus and Eldorado Joint Venture

North Virginia Street

Reno, Nevada 89501

Attention:  [                  ]

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ______________________________________________________________________

to transfer this Note on the books of the Issuers.  The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10                                                ☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$__________________________

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*: _____________________

___________________________
* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF PRINCIPAL AMOUNT

The following decreases/increases in the principal amount of this Note have been made:

Date of Decrease/ Increase	Decrease in Principal Amount	Increase in Principal Amount	Principal Amount Following such Decrease/Increase	Notation Made by or on Behalf of Registrar	PIK Increases

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Circus and Eldorado Joint Venture

Silver Legacy Capital Corp.

North Virginia Street

Reno, Nevada 89501

Attention:  [                ]

[                      ]

[                      ]

[                      ]

Attention:  [Corporate Trust Agency]

Re:  Second Lien Notes due 2018

Reference is hereby made to the Indenture, dated as of [________], 2012 (the “Indenture”), among Circus and Eldorado Joint Venture (the “Partnership”) and Silver Legacy Capital Corp. (“Capital”), as issuers (together, the “Issuers”) and The [                            ], as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

(the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $[_________] in such Note[s] or interests (the “Transfer”), to [____________] (the “Transferee”), as further specified in Annex A hereto.  In connection with the Transfer, the Transferor hereby certifies that:

This certificate and the statements contained herein are made for your benefit and the benefit of the Partnership.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

B-1

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Circus and Eldorado Joint Venture

Silver Legacy Capital Corp.

North Virginia Street

Reno, Nevada 89501

Attention:  [                ]

[                      ]

[                      ]

[                      ]

Attention:  [                ]

Re:  Second Lien Notes due 2018

(CUSIP                    )

Reference is hereby made to the Indenture, dated as of [_______], 2012 (the “Indenture”), among Circus and Eldorado Joint Venture (the “Partnership”) and Silver Legacy Capital Corp. (“Capital”), as issuers (together, the “Issuers”) and [             ], as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

(the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $[_____________] in such Note[s] or interests (the “Exchange”).  In connection with the Exchange, the Owner hereby certifies that:

This certificate and the statements contained herein are made for your benefit and the benefit of the Partnership.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

C-1